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Exhibit 99.1
Brookfield Business Partners L.P.

UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF

BROOKFIELD BUSINESS PARTNERS L.P.

As at September 30, 2017 and December 31, 2016 and for the
three and nine months ended September 30, 2017 and 2016

INDEX TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS OF BROOKFIELD BUSINESS PARTNERS L.P.

Unaudited Interim Condensed Consolidated Statements of Financial Position	3
Unaudited Interim Condensed Consolidated Statements of Operating Results	4
Unaudited Interim Condensed Consolidated Statements of Comprehensive Income	5
Unaudited Interim Condensed Consolidated Statements of Changes in Equity	6
Unaudited Interim Condensed Consolidated Statements of Cash Flow	7
Notes to Unaudited Interim Condensed Consolidated Financial Statements	8

BROOKFIELD BUSINESS PARTNERS L.P.
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS
OF FINANCIAL POSITION

(US$ MILLIONS)	Notes	September 30, 2017	December 31, 2016
Assets
Cash and cash equivalents	4	$1,573	$1,050
Financial assets	5	353	433
Accounts and other receivable, net	6	3,187	1,703
Inventory, net	7	997	229
Assets held for sale	8	17	264
Other assets	9	428	397
Current assets		6,555	4,076
Financial assets	5	327	106
Accounts and other receivable, net	6	870	94
Other assets	9	79	21
Property, plant and equipment	10	2,569	2,096
Deferred income tax assets		175	111
Intangible assets	11	3,202	371
Equity accounted investments	13	626	166
Goodwill	12	1,527	1,152
Total assets		$15,930	$8,193
Liabilities and equity
Liabilities
Accounts payable and other	14	$4,527	$2,079
Liabilities associated with assets held for sale	8	13	66
Borrowings	16	822	411
Current liabilities		5,362	2,556
Accounts payable and other	14	817	378
Borrowings	16	2,840	1,140
Deferred income tax liabilities		880	81
Total liabilities		$9,899	$4,155
Equity
Limited partners		$1,641	$1,206
Non-controlling interests attributable to:
Redemption-Exchange Units, Preferred Shares and Special Limited Partnership Units held by Brookfield Asset Management Inc.		1,540	1,295
Interest of others in operating subsidiaries		2,850	1,537
Total equity		6,031	4,038
Total liabilities and equity		$15,930	$8,193

The accompanying notes are an integral part of the unaudited interim condensed consolidated financial statements.

BROOKFIELD BUSINESS PARTNERS L.P.
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS
OF OPERATING RESULTS

		Three Months Ended September 30,		Nine Months Ended September 30,
(US$ MILLIONS, except per unit amounts)	Notes	2017	2016	2017	2016
Revenues	22	$7,640	$2,043	$14,444	$5,728
Direct operating costs	21	(7,295)	(1,889)	(13,842)	(5,322)
General and administrative expenses	22	(95)	(70)	(233)	(197)
Depreciation and amortization expense	22	(109)	(71)	(262)	(219)
Interest expense	22	(66)	(24)	(135)	(71)
Equity accounted income, net		37	28	61	75
Impairment expense, net		—	—	(30)	(106)
Gain on acquisitions/dispositions, net	8	(14)	29	267	57
Other income (expenses), net	3	(41)	11	(36)	(20)
Income (loss) before income tax		57	57	234	(75)
Income tax (expense) recovery
Current		(19)	(8)	(19)	(18)
Deferred		6	3	6	25
Net income (loss)		$44	$52	$221	$(68)
Attributable to:
Limited partners (1)		$(8)	$9	$21	$8
Brookfield Asset Management Inc. (2)		—	—	—	(35)
Non-controlling interests attributable to:
Redemption-Exchange Units held by Brookfield Asset Management Inc. (1)		(8)	11	23	9
Special Limited Partners	19	25	—	25	—
Interest of others in operating subsidiaries		35	32	152	(50)
		$44	$52	$221	$(68)
Basic and diluted earnings per limited partner unit	19	$(0.15)	$0.22	$0.40	$0.19
____________________________________

(1)	For the periods subsequent to June 20, 2016.

(2)	For the periods prior to June 20, 2016.

The accompanying notes are an integral part of the unaudited interim condensed consolidated financial statements.

BROOKFIELD BUSINESS PARTNERS L.P.
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS
OF COMPREHENSIVE INCOME (LOSS)

		Three Months Ended September 30,		Nine Months Ended September 30,
(US$ MILLIONS)	Notes	2017	2016	2017	2016
Net income (loss)		$44	$52	$221	$(68)
Other comprehensive income (loss):
Items that may be reclassified subsequently to profit or loss:
Foreign currency translation		$179	$(2)	$206	$119
Available-for-sale securities		12	(20)	7	8
Net investment and cash flow hedges		(25)	(10)	(52)	(25)
Equity accounted investment		(2)	(7)	(3)	(59)
Taxes on the above items		2	6	4	11
Total other comprehensive income (loss)		166	(33)	162	54
Comprehensive income (loss)		$210	$19	$383	$(14)
Attributable to:
Limited partners (1)		$17	$7	$54	$1
Brookfield Asset Management Inc. (2)		—	—	—	15
Non-controlling interests attributable to:
Redemption-Exchange Units held by Brookfield Asset Management Inc. (1)		18	8	58	1
Special Limited Partners		25	—	25	—
Interest of others in operating subsidiaries		150	4	246	(31)
		$210	$19	$383	$(14)
____________________________________

(1)	For the periods subsequent to June 20, 2016.

(2)	For the periods prior to June 20, 2016.

The accompanying notes are an integral part of the unaudited interim condensed consolidated financial statements.

BROOKFIELD BUSINESS PARTNERS L.P.
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

									Non-controlling interests
	Brookfield Asset Management Inc.			Limited Partners					Redemption-Exchange Units held by Brookfield Asset Management Inc.					Special Limited Partners	Preferred Shares
(US$ MILLIONS)	Equity	Accumulated other comprehensive loss (1)	Brookfield Asset Management Inc.	Capital	Ownership Change (4)	Retained earnings	Accumulated other comprehensive loss (1)	Limited Partners	Capital	Ownership Change (4)	Retained earnings	Accumulated other comprehensive loss (1)	Redemption- Exchange Units	Retained Earnings	Capital	Interest of others in operating subsidiaries	Total Equity
Balance as at January 1, 2017	$—	$—	$—	$1,345	$—	$2	$(141)	$1,206	$1,474	$—	$3	$(197)	$1,280	$—	$15	$1,537	$4,038
Net income (loss)	—	—	—	—	—	21	—	21	—	—	23	—	23	25	—	152	221
Other comprehensive income (loss)	—	—	—	—	—	—	33	33	—	—	—	35	35	—	—	94	162
Total comprehensive income (loss)	—	—	—	—	—	21	33	54	—	—	23	35	58	25	—	246	383
Contributions	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	4	4
Distributions (3)	—	—	—	—	—	(11)	—	(11)	—	—	(10)	—	(10)	(25)	—	(381)	(427)
Acquisition of Interest (2)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	1,444	1,444
Unit Issuance (3)	—	—	—	392	—	—	—	392	200	—	—	—	200	—	—	—	592
Other	—	—	—	—	—	—	—	—	—	—	(3)	—	(3)	—	—	—	(3)
Balance as at September 30, 2017	$—	$—	$—	$1,737	$—	$12	$(108)	$1,641	$1,674	$—	$13	$(162)	$1,525	$—	$15	$2,850	$6,031
Balance as at January 1, 2016	$2,147	$(360)	$1,787	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$1,297	$3,084
Net income (loss)	(35)	—	(35)	—	—	8	—	8	—	—	9	—	9	—	—	(50)	(68)
Other comprehensive income (loss)	—	50	50	—	—	—	(7)	(7)	—	—	—	(8)	(8)	—	—	19	54
Total comprehensive income (loss)	(35)	50	15	—	—	8	(7)	1	—	—	9	(8)	1	—	—	(31)	(14)
Contributions	78	—	78	—	—	—	—	—	—	—	—	—	—	—	—	268	346
Distributions	(18)	—	(18)	—	—	(3)	—	(3)	—	—	(4)	—	(4)	—	—	(23)	(48)
Net increase (decrease) in Brookfield Asset Management Inc. investment	13	(8)	5	—	—	—	—	—	—	—	—	—	—	—	—	54	59
Ownership Changes	$—	$—	$—	$—	$(3)	$2	$—	$(1)	$—	$(3)	$2	$—	$(1)	$—	$—	$7	$5
Unit issuance / reorganization	$(2,185)	$318	$(1,867)	$1,153	$—	$—	$(131)	$1,022	$1,282	$—	$—	$(187)	$1,095	$—	$15	$—	$265
Balance as at September 30, 2016	$—	$—	$—	$1,153	$(3)	$7	$(138)	$1,019	$1,282	$(3)	$7	$(195)	$1,091	$—	$15	$1,572	$3,697
_______________________________

(1)	See Note 20 for additional information.

(2)	See Note 3 Acquisition of Businesses.

(3)	See Note 19 for additional information on distributions as it relates to the Special Limited Partners and for additional information on the September 2017 unit issuance.

(4)	Includes gains or losses on changes in ownership interests of consolidated subsidiaries
The accompanying notes are an integral part of the unaudited interim condensed consolidated financial statements.

BROOKFIELD BUSINESS PARTNERS L.P.
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

		Nine Months Ended September 30,
(US$ MILLIONS)	Notes	2017	2016
Operating Activities
Net income (loss)		$221	$(68)
Adjusted for the following items:
Equity accounted income, net		(61)	(75)
Impairment expense, net		30	106
Depreciation and amortization expense		262	219
Gain on acquisitions/dispositions, net		(267)	(57)
Provisions and other items		27	40
Deferred income tax expense (recovery)		(6)	(25)
Changes in non-cash working capital, net	23	174	25
Cash from operating activities		380	165
Financing Activities
Proceeds from borrowings, net		1,423	424
Repayment of borrowings		(768)	(684)
Capital provided by limited partners and Redemption-Exchange Unitholders	19	592	250
Capital provided by preferred shareholders		—	15
Capital provided by others who have interests in operating subsidiaries		699	259
Capital provided by Brookfield Asset Management Inc.		—	78
Distributions to limited partners and Redemption-Exchange Unitholders		(21)	(7)
Distributions to Special Limited Partners Unitholders	19	(25)	—
Distributions to others who have interests in operating subsidiaries		(381)	(23)
Distributions to Brookfield Asset Management Inc.		—	(11)
Cash from (used in) financing activities		1,519	301
Investing Activities
Acquisitions
Subsidiaries, net of cash acquired	3	(1,575)	(32)
Property, plant and equipment and intangible assets		(168)	(110)
Equity accounted investments		(208)	—
Financial assets		(198)	(379)
Dispositions and distributions
Subsidiaries, net of cash disposed		382	—
Property, plant and equipment		16	17
Equity accounted investments		21	120
Financial assets		259	254
Net settlement of foreign exchange hedges		(6)	20
Restricted cash and deposits		84	18
Cash from (used in) investing activities		(1,393)	(92)
Cash
Change during the period		506	374
Impact of foreign exchange on cash		17	—
Balance, beginning of year		1,050	354
Balance, end of period		$1,573	$728
Supplemental cash flow information is presented in Note 23
The accompanying notes are an integral part of the unaudited interim condensed consolidated financial statements.

NOTES TO UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

As at September 30, 2017 and December 31, 2016 and for the three and nine months ended
September 30, 2017 and 2016

NOTE 1.    NATURE AND DESCRIPTION OF THE PARTNERSHIP
Brookfield Business Partners L.P. and its subsidiaries, (collectively, "the partnership") own and operate business services and industrial operations ("the Business") on a global basis. Brookfield Business Partners L.P. was registered as a limited partnership established under the laws of Bermuda, and organized pursuant to a limited partnership agreement as amended on May 31, 2016, and as further amended on June 17, 2016. Brookfield Business Partners L.P. is a subsidiary of Brookfield Asset Management Inc. ("Brookfield Asset Management" or "Brookfield" or the "parent company"). Brookfield Business Partners L.P.'s limited partnership units are listed on the New York Stock Exchange and the Toronto Stock Exchange under the symbols "BBU" and "BBU.UN", respectively. The registered head office of Brookfield Business Partners L.P. is 73 Front Street, 5th Floor, Hamilton HM 12, Bermuda.
NOTE 2.    SIGNIFICANT ACCOUNTING POLICIES

(a)	Basis of presentation
These unaudited interim condensed consolidated financial statements of the partnership have been prepared in accordance with International Accounting Standard 34, Interim Financial Reporting, or IAS 34, as issued by the International Accounting Standards Board, or the IASB, and using the accounting policies the partnership applied in its annual consolidated financial statements as at and for the year ended December 31, 2016, except for the impact of the adoption of the accounting standards described below and for the impact of accounting policies related to certain assets acquired and liabilities assumed on acquisition of certain businesses during the current period (described further below). The accounting policies the partnership applied in its annual consolidated financial statements as at and for the year ended December 31, 2016 are disclosed in Note 2 of such consolidated financial statements, with which reference should be made in reading these unaudited interim condensed consolidated financial statements. All defined terms are also described in the annual consolidated financial statements. The unaudited interim condensed consolidated financial statements are prepared on a going concern basis and have been presented in U.S. dollars rounded to the nearest million unless otherwise indicated.
The preparation of financial statements in accordance with IAS 34 requires the use of certain critical accounting estimates. It also requires management to exercise judgment in applying the accounting policies. The critical accounting estimates and judgments have been set out in Note 2 to the partnership's consolidated financial statements as at and for the year ended December 31, 2016. There have been no significant changes to the method of determining significant estimates and judgments since December 31, 2016.
These unaudited interim condensed consolidated financial statements were approved by the partnership's Board of Directors and authorized for issue on November 3, 2017.

(b)	Continuity of interests
Brookfield Business Partners L.P. was established on January 18, 2016 by Brookfield and on June 20, 2016 Brookfield completed the spin-off of the Business to holders of Brookfield's Class A and B limited voting shares. Brookfield directly and indirectly controlled the Business prior to the spin-off and continues to control the partnership subsequent to the spin-off through its interests in the partnership. As a result of this continuing common control, there is insufficient substance to justify a change in the measurement of the Business. In accordance with the partnership's and Brookfield's accounting policy, the partnership has reflected the Business in its financial position and results of operations using Brookfield's carrying values, prior to the spin-off.
To reflect this continuity of interests these unaudited interim condensed consolidated financial statements provide comparative information of the Business for the periods prior to the spin-off, as previously reported by Brookfield. The economic and accounting impact of contractual relationships created or modified in conjunction with the spin-off have been reflected prospectively from the date of the spin-off and have not been reflected in the results of operations or financial position of the partnership prior to June 20, 2016, as such items were in fact not created or modified prior thereto. Accordingly, the financial information for the periods prior to June 20, 2016 is presented based on the historical financial information for the Business as previously reported by Brookfield. For the period after completion of the spin-off, the results are based on the actual results of the partnership, including the adjustments associated with the spin-off and the execution of several new and amended agreements including management service and relationship agreements. Therefore, net income (loss) and comprehensive income (loss) not

NOTES TO UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

As at September 30, 2017 and December 31, 2016 and for the three and nine months ended
September 30, 2017 and 2016

attributable to interests of others in operating subsidiaries have been allocated to Brookfield prior to June 20, 2016 and allocated to the limited partners, the general partner and redemption-exchange unitholders on and after June 20, 2016.
Prior to June 20, 2016, intercompany transactions between the partnership and Brookfield have been included in these unaudited interim consolidated financial statements and are considered to be forgiven at the time the transaction, are recorded and reflected as a "Net increase/(decrease) in Brookfield Asset Management Inc. investment". "Net increase/(decrease) in Brookfield Asset Management Inc. investment" as shown in the unaudited interim condensed consolidated statements of changes in equity represents the parent company's historical investment in the partnership, accumulated net income and the net effect of the transactions and allocations from the parent company. The total net effect of transactions with the parent company is reflected in the unaudited interim condensed consolidated statements of cash flow as a financing activity and in the unaudited interim condensed consolidated statements of financial position as "Equity attributable to Brookfield Asset Management Inc."

(c)	Inventories
Inventories, with the exception of certain fuel inventories, are valued at the lower of cost and net realizable value. Cost is determined using specific identification where possible and practicable or using the first-in, first-out or weighted average method. Costs include direct and indirect expenditures incurred in bringing the inventory to its existing condition and location. Net realizable value represents the estimated selling price in the ordinary course of business, less the estimated costs of completion and the estimated costs necessary to make the sale.
Fuel inventories are traded in active markets and are purchased with the view to resell in the near future, generating a profit from fluctuations in prices or margins. As a result, fuel inventories are carried at market value by reference to prices in a quoted active market, in accordance with the commodity broker-trader exemption granted by IAS 2, Inventories. Change in fair value less costs to sell, are recognized in the unaudited interim condensed consolidated statement of operating results through direct operating costs. Fuel products that are held for extended periods in order to benefit from future anticipated increases in fuel prices or located in territories where no active market exists are recognized at the lower of cost and net realizable value. Products and chemicals used in the production of biofuels are valued at the lower of cost and net realizable value.

(d)	Renewable Transport Fuel Obligation (RTFO)
Under the UK government's Renewable Transport Fuel Obligation ("RTFO") Order, which regulates biofuels used for transport and non road mobile machinery, our UK road fuel service operation is required to meet annual targets for the supply of biofuels. The obligations which arise are either settled by cash or through the delivery of certificates which are generated by blending biofuels. To the extent that the partnership generates certificates in excess of its current year obligation, these can either be carried forward to offset up to 25% of the next year’s obligation or sold to other parties.
Certificates generated or purchased during the year which will be used to settle the current obligation are recognized in inventory at the lower of cost and net realizable value. Where certificates are generated, cost is deemed to be the average cost of blending biofuels during the year in which the certificates are generated.
Certificates held for sale to third parties are recognized in inventory at fair value. There is no externally quoted marketplace for the valuation of RTFO certificates. In order to value these contracts, the partnership has adopted a pricing methodology combining both observable inputs based on market data and assumptions developed internally based on observable market activity. Changes in market prices of the certificates and the quantity of tickets considered to be realizable through external sales are recognized immediately in the unaudited condensed consolidated statement of operating results. Certificates for which no active market is deemed to exist are not recognized.
The liability associated with the obligations under the RTFO Order is recognized in the year in which the obligation arises and is valued by reference to either the cost of generating the certificates which will be surrendered to meet the obligation or the expected future cash outflow where the obligation is settled. The liability is recorded in accounts payable and other.

(e)	Intangible assets
Intangible assets acquired in a business combination and recognized separately from goodwill are    initially recognized at their fair value at the acquisition date. The partnership’s intangible assets are comprised primarily of water and sewage system, concession rights, computer software, trademarks, distribution networks, patents, product development, customer relationships, loyalty program and technology.

NOTES TO UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

As at September 30, 2017 and December 31, 2016 and for the three and nine months ended
September 30, 2017 and 2016

Subsequent to the initial recognition, intangible assets acquired in a business combination are reported at cost less accumulated amortization and accumulated impairment losses, on the same basis as intangible assets acquired separately. Intangible assets are amortized on a straight line basis over the following periods:

Water and sewage system	Up to 50 years
Concession right and client portfolio	Up to 50 years
Computer software	Up to 10 years
Customer relationships	Up to 30 years
Patents, trademarks and proprietary technology	Up to 40 years
Product development costs	Up to 5 years
Distribution networks	Up to 25 years
Loyalty program	Up to 15 years

Gains or losses arising from derecognition of an intangible asset are measured as the difference between the net disposal proceeds and the carrying amount of the asset and are recognized in profit or loss when the asset is derecognized.

Services concessions arrangements which provides the partnership the right to charge users for the services are accounted for as an intangible asset under IFRIC 12, Service Concession Arrangements. Water and sewage system and concession right and client portfolio were acquired as part of the acquisition of BRK Ambiental Participações S.A. (“BRK Ambiental”), the Brazilian water, wastewater and industrial water and sewerage services company and were initially recognized at their fair values. Further information on the acquisition is available in Note 3.

(f)	Revenue recognition

Revenue is recognized to the extent that it is probable that the economic benefits will flow to the partnership and the revenue and costs incurred or to be incurred can be reliably measured. Revenue is measured at the fair value of the consideration received or receivable. Amounts disclosed as revenue are net of estimated customer returns, trade allowances, rebates and other similar allowances.

The partnership recognizes revenue when the specific criteria are met for each of the partnership's activities as described below. Cash received by the partnership from customers is recorded as deferred revenue until the revenue recognition criteria are met.

In the business services segment, revenue from the sale of goods in our UK road fuel service operation represents net invoiced sales of fuel products and RTFO certificates, excluding value added taxes but including excise duty, which has been assessed to be a production tax and recorded as part of the consideration received. Revenue is recognized at the point that title passes to the customer.

(g)	Future Changes in Accounting Policies

(i)	Revenue from Contracts with Customers
IFRS 15, Revenue from Contracts with Customers ("IFRS 15") specifies how and when revenue should be recognized as well as requiring more informative and relevant disclosures. IFRS 15 also requires additional disclosures about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts. IFRS 15 supersedes IAS 18, Revenue, IAS 11, Construction Contracts and a number of revenue-related interpretations. IFRS 15 applies to nearly all contracts with customers: the main exceptions are leases, financial instruments and insurance contracts. IFRS 15 must be applied for periods beginning on or after January 1, 2018 with early application permitted. The partnership has developed a detailed transition plan to implement IFRS 15. The partnership has substantially completed the assessment phase and the impact assessment. We are progressing as planned for the implementation of the standard.

NOTES TO UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

As at September 30, 2017 and December 31, 2016 and for the three and nine months ended
September 30, 2017 and 2016

The partnership has concluded on a preliminary basis to use the modified retrospective approach on transition date, in which a cumulative catch-up adjustment will be recorded through opening equity as of January 1, 2018 upon initial adoption. No material adjustments required upon adoption have been noted to date, however further technical analysis and quantitative assessments are required to conclude on the overall impact. The partnership continues to evaluate the overall impact of IFRS 15 on the consolidated financial statements.

(ii)	Financial Instruments
In July 2014, the IASB issued the final publication of IFRS 9, Financial Instruments ("IFRS 9") superseding the current IAS 39, Financial Instruments: Recognition and Measurement. IFRS 9 establishes principles for the financial reporting of financial assets and financial liabilities that will present relevant and useful information to users of financial statements for their assessment of the amounts, timing and uncertainty of an entity's future cash flows. This new standard also includes a new general hedge accounting standard which will align hedge accounting more closely with an entity's risk management activities. It does not fully change the types of hedging relationships or the requirement to measure and recognize ineffectiveness, however, it will provide more hedging strategies that are used for risk management to qualify for hedge accounting and introduce greater judgment to assess the effectiveness of a hedging relationship. IFRS 9 has a mandatory effective date for annual periods beginning on or after January 1, 2018 with early adoption permitted. The partnership has developed a detailed transition plan to implement IFRS 9. The partnership is at the assessment phase and has compiled an inventory of all of its financial instruments. To date, management has participated in strategic planning sessions with its subsidiaries and associates. The partnership has completed the issue identification phase of the transition project and is currently quantifying the impact. No material adjustments required upon adoption have been noted to date; however, further technical analysis and quantitative assessments are required to conclude on the overall impact. Management continues to evaluate the overall impact of IFRS 9 on the consolidated financial statements.

(iii)	Leases
IFRS 16, Leases, ("IFRS 16") provides a single lessee accounting model, requiring recognition of assets and liabilities for all leases, unless the lease term is shorter than 12 months or the underlying asset has a low value. IFRS 16 supersedes IAS 17, Leases, and its related interpretative guidance. IFRS 16 must be applied for periods beginning on or after January 1, 2019 with early adoption permitted if IFRS 15 has also been adopted. The partnership is currently evaluating the impact of IFRS 16 on its consolidated financial statements.

(iv)	IFRIC 22 Foreign Currency Transactions (“IFRIC 22”)
In December 2016, the IASB issued IFRIC 22, effective for annual periods beginning on or after January 1, 2018. The interpretation clarifies that the date of the transaction for the purpose of determining the exchange rate to use on initial recognition of the related asset, expense or income (or part of it) is the date on which an entity initially recognizes the non-monetary asset or non-monetary liability arising from the payment or receipt of advance consideration. The Interpretation may be applied either retrospectively or prospectively. The partnership is evaluating the impact of IFRIC 22 on its consolidated financial statements, including the adoption method.
(v)    IFRIC 23 Uncertainty over Income Tax Treatments (“IFRIC 23”)
In June 2017, the IASB published IFRIC 23, effective for annual periods beginning on or after January 1, 2019. The interpretation requires an entity to assess whether it is probable that a tax authority will accept an uncertain tax treatment used, or proposed to be used, by an entity in its income tax filings and to exercise judgment in determining whether each tax treatment should be considered independently or whether some tax treatments should be considered together. The decision should be based on which approach provides better predictions of the resolution of the uncertainty. An entity also has to consider whether it is probable that the relevant authority will accept each tax treatment, or group of tax treatments, assuming that the taxation authority with the right to examine any amounts reported to it will examine those amounts and will have full knowledge of all relevant information when doing so. The interpretation may be applied on either a fully retrospective basis or a modified retrospective basis without restatement of comparative information. The partnership haven’t stated evaluating the impact of IFRIC 23 on its consolidated financial statements yet.

NOTES TO UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

As at September 30, 2017 and December 31, 2016 and for the three and nine months ended
September 30, 2017 and 2016

(h)	New Accounting Policies adopted

(i)	Income taxes
In January 2016, the IASB issued certain amendments to IAS 12, Income Taxes, to clarify the accounting for deferred tax assets for unrealized losses on debt instruments measured at fair value. A deductible temporary difference arises when the carrying amount of the debt instrument measured at fair value is less than the cost for tax purposes, irrespective of whether the debt instrument is held for sale or held to maturity. The recognition of the deferred tax asset that arises from this deductible temporary difference is considered in combination with other deferred taxes applying local tax law restrictions where applicable. In addition, when estimating future taxable profits, consideration can be given to recovering more than the asset's carrying amount where probable. These amendments are effective for periods beginning on or after January 1, 2017 with early application permitted. These amendments did not have a significant impact on the unaudited interim condensed consolidated financial statements.

(ii)	Disclosures — Statement of cash flows
In January 2016, the IASB issued the amendments to IAS 7, Statement of Cash Flows, effective for annual periods beginning January 1, 2017. The IASB requires that the following changes in liabilities arising from financing activities are disclosed (to the extent necessary): (i) changes from financing cash flows; (ii) changes arising from obtaining or losing control of subsidiaries or other businesses; (iii) the effect of changes in foreign exchange rates; (iv) changes in fair values; and (v) other changes. These amendments will be applied to the annual consolidated financial statements with no comparatives required.

NOTES TO UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

As at September 30, 2017 and December 31, 2016 and for the three and nine months ended
September 30, 2017 and 2016

NOTE 3. ACQUISITION OF BUSINESSES
When determining the basis of accounting for the partnership’s investees, the partnership evaluates the degree of influence that the partnership exerts directly or through an arrangement over the investees' relevant activities. Control is obtained when the partnership has power over the acquired entities and an ability to use its power to affect the returns of these entities.
The partnership accounts for business combinations using the acquisition method of accounting, pursuant to which the cost of acquiring a business is allocated to its identifiable tangible and intangible assets and liabilities on the basis of the estimated fair values at the date of acquisition.

(a)	Acquisitions completed in the nine months ended September 30, 2017
The following summarizes the consideration transferred, assets acquired and liabilities assumed at the applicable acquisition dates:

(US$ MILLIONS)	Business Services (1)	Industrial Operations (1)
Cash	$190	$383
Contingent consideration	10	—
Total Consideration (2)	$200	$383

(US$ MILLIONS)
Cash and cash equivalents	29	296
Accounts receivable and other	1,193	978
Inventory	661	10
Equity accounted investments	125	109
Property, plant and equipment	248	200
Intangible assets	376	2,467
Goodwill	295	14
Deferred income tax assets	9	50
Financial assets	106	—
Other assets	—	65
Accounts payable and other	(1,801)	(220)
Borrowings	(210)	(1,468)
Deferred income tax liabilities	(52)	(747)
Net assets acquired before non-controlling interest	979	1,754
Non-controlling interest (3) (4)	(779)	(1,371)
Net Assets Acquired	$200	$383
____________________________________

(1)	The initial fair values of all acquired assets, liabilities and goodwill for this acquisition have been determined on a preliminary basis at the end of the reporting period.

(2)	Excludes consideration attributable to non-controlling interests.

(3)	Non‑controlling interest, which represents the interest of others in operating subsidiaries, recognized on business combinations, were measured at fair value for Business Services.

(4)
Non‑controlling interest, which represents the interest of others in operating subsidiaries, recognized on business combinations, were measured at the proportionate share of fair value of the assets acquired and liabilities assumed for Industrial Operations.

NOTES TO UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

As at September 30, 2017 and December 31, 2016 and for the three and nine months ended
September 30, 2017 and 2016

Industrial Operations
BRK Ambiental
On April 25, 2017, the partnership acquired, together with institutional investors, a 70% voting interest in BRK Ambiental, a wastewater and industrial water treatment business in Brazil, which had a 12.5% voting interest in BRK Ambiental - Ativos Maduros S.A. (“OAMA”), an industrial water treatment business. OAMA is accounted for by BRK Ambiental using the equity method. Subsequently, on May 30, 2017, the partnership acquired, in partnership with institutional investors, the remaining 87.5% voting interest in OAMA and began consolidating the business. On acquisition of BRK Ambiental, the 12.5% voting interest in OAMA was re-measured at fair value as part of the purchase price allocation. Given the brief duration of time between the two closing dates, no remeasurement gain or loss was recognized.
On acquisition of the businesses, the partnership had approximately a 27% economic interest, which combined with our voting interest, provides us with control over both BRK Ambiental and OAMA. Accordingly, the partnership consolidates the businesses for financial statement purposes. As at September 30, 2017, the partnership holds $35 million of the consideration in escrow, which will be released to the seller over the next five years on each anniversary date of closing. Acquisition costs of $11 million were expensed at the acquisition dates and recorded as other expenses on the unaudited interim condensed consolidated statement of operating results. Goodwill of approximately $14 million was acquired, which represents the expected growth that the partnership expects to receive from the integration of the operations. Goodwill recognized is not deductible for income tax purposes.
The partnership’s results from the combined operations for the nine months ended September 30, 2017 includes $83 million of revenue and $5 million of net income attributable to the partnership from the acquisition. If the acquisition had been effective January 1, 2017, the partnership would have recorded revenue of approximately $150 million for the nine months ended September 30, 2017 and net income of approximately $16 million attributable to the partnership for the nine months ended September 30, 2017.
Business Services
Fuel Holdings Ltd. ("Greenergy")
On May 10, 2017, the partnership acquired, together with institutional investors, an 85% interest in Greenergy, a UK road fuel storage and distribution operation, for consideration of $78 million attributable to the partnership. On acquisition, the partnership had a 14% economic interest and an 85% voting interest in this business, which provides us with control over the business. Accordingly, the partnership consolidates this business for financial reporting purposes.
The contingent consideration contemplates potential earn outs based on reaching specific EBITDA targets over the five year period following closing, as well as achieving certain cash distribution and investment targets. Possible undiscounted earn outs payable ranges from $6 to $10 million. As of the acquisition date, the partnership has recorded contingent consideration of $10 million.
Prior to closing the acquisition, the partnership had entered into a cash flow hedge, which generated a gain of $12 million, on closing. The partnership had elected to recognize and accordingly, reclassify the associated gains from other comprehensive income to include them in the initial fair value of net assets acquired.
Acquisition costs of $7 million were expensed at the acquisition date and recorded as other expenses on the unaudited interim condensed consolidated statement of operating results. Goodwill of $73 million was acquired, which represents the expected growth the partnership expects to receive from the integration of the operations. Goodwill recognized is not deductible for income tax purposes.
The partnership’s results from operations for the nine months ended September 30, 2017 includes $1,120 million of revenue and $5 million of net income attributable to the partnership from the acquisition. If the acquisition had been effective January 1, 2017, the partnership would have recorded revenue of approximately $2,068 million for the nine months ended September 30, 2017 and net income of approximately $6 million attributable to the partnership for the nine months ended September 30, 2017.

NOTES TO UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

As at September 30, 2017 and December 31, 2016 and for the three and nine months ended
September 30, 2017 and 2016

Fuel Marketing
On July 17, 2017, together with institutional partners, the partnership acquired 213 retail gas stations and associated convenience kiosks ("fuel marketing business") across Canada for consideration of $110 million attributable to the partnership. On acquisition, the partnership had a 26% economic interest and a 100% voting interest in this business, which gives the partnership control over the business. Accordingly, the partnership consolidates this business for financial reporting purposes.
The gas stations will be rebranded as Mobil as part of an agreement with Imperial Oil, marking the introduction of the Mobil fuel brand into Canada. The gas stations will continue to allow customers to collect points through an existing loyalty program. An intangible asset was recognized on acquisition for the loyalty program.
Prior to the closing of the acquisition, the partnership had entered into a cash flow hedge, which generated a gain of $3 million on closing. The partnership elected to recognize and accordingly, reclassify the associated gains from other comprehensive income to include them in the initial fair value of net assets acquired.
Acquisition costs of $4 million were expensed at the acquisition date and recorded as other expenses in the unaudited interim condensed consolidated statements of operating results. Goodwill of $211 million was acquired, which represents the expected growth and synergies the partnership expects to receive from the integration of the operations. Goodwill recognized is deductible for income tax purposes.
The partnership’s results from operations for the nine months ended September 30, 2017 includes $74 million of revenue and less than $1 million of net income attributable to the partnership from the acquisition. If the acquisition had been effective January 1, 2017, the partnership would have recorded revenue of approximately $266 million for the nine months ended September 30, 2017 and net income of approximately $2 million attributable to the partnership for the nine months ended September 30, 2017.
Other
On June 19, 2017, one of the partnership's subsidiaries acquired a real estate brokerage operation in Quebec, Canada for total consideration of approximately $9 million attributable to the partnership. On acquisition, the partnership had a 100% economic interest and a 100% voting interest in this business, which give us control over the business. Accordingly, the partnership consolidates this business for financial reporting purposes. Acquisition costs of less than a million were expensed at the acquisition date and recorded as other expenses on the unaudited interim condensed consolidated statements of operating results.
Goodwill of $9 million was acquired, which represents the synergies the partnership expects to receive from the integration of the operations. Goodwill recognized is not deductible for income tax purposes.
The partnership’s results from operations for the nine months ended September 30, 2017 includes $1 million of revenue and less than $1 million of net income attributable to the partnership from the acquisition. If the acquisition had been effective January 1, 2017, the partnership would have recorded revenue of approximately $5 million for the nine months ended September 30, 2017 and net income of approximately $1 million attributable to the partnership for the nine months ended September 30, 2017.

NOTES TO UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

As at September 30, 2017 and December 31, 2016 and for the three and nine months ended
September 30, 2017 and 2016

(b)	Acquisitions completed in the nine months ended September 30, 2016
The following summarizes the consideration transferred, assets acquired and liabilities assumed at the applicable acquisition date:

(US$ MILLIONS)	Business Services (1)
Total Consideration (1)	$9

(US$ MILLIONS)
Net working capital	8
Intangible assets	4
Goodwill	25
Net assets acquired before non-controlling interest	37
Non-controlling interest (2)	(28)
Net Assets Acquired	$9
____________________________________

(1)	Excludes consideration attributable to non-controlling interests.

(2)	Non‑controlling interest recognized on business combinations was measured at fair value.

Business Services - Facilities Management
On August 1, 2016, we acquired, together with institutional investors, an 85% interest in a data center facility management services provider in the United States for consideration of $9 million attributable to the partnership. On acquisition, the partnership had a 24% economic interest and an 85% voting interest in this business, which provides us with control over the business. Accordingly, we consolidate this business for financial reporting purposes. Acquisition costs of less than $0.5 million were expensed at the acquisition dates and recorded as other expenses on the unaudited interim condensed consolidated statement of operating results. Goodwill of $25 million was acquired, which represents the synergies we expect to receive from the integration of the operations. Goodwill recognized is not deductible for income tax purposes.
Our partnership’s results from operations for the nine months ended September 30, 2016, includes $3 million of revenue and $nil of net income attributable to the partnership from the acquisition. If the acquisition had been effective January 1, 2016 our pro forma revenue would have been increased by approximately $13 million for the nine months ended September 30, 2016 and pro forma net income would have been increased by less than $1 million attributable to the partnership for the nine months ended September 30, 2016.
NOTE 4.    FAIR VALUE OF FINANCIAL INSTRUMENTS
The fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair values are determined by reference to quoted bid or ask prices, as appropriate. Where bid and ask prices are unavailable, the closing price of the most recent transaction of that instrument is used. In the absence of an active market, fair values are determined based on prevailing market rates such as bid and ask prices, as appropriate for instruments with similar characteristics and risk profiles or internal or external valuation models, such as option pricing models and discounted cash flow analysis, using observable market inputs.
Fair values determined using valuation models require the use of assumptions concerning the amount and timing of estimated future cash flows and discount rates. In determining those assumptions, the partnership looks primarily to external readily observable market inputs such as interest rate yield curves, currency rates, and price and rate volatilities as applicable. Financial instruments classified as fair value through profit or loss are carried at fair value on the unaudited interim condensed consolidated statements of financial position and changes in fair values are recognized in profit or loss.

NOTES TO UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

As at September 30, 2017 and December 31, 2016 and for the three and nine months ended
September 30, 2017 and 2016

The following table provides the details of financial instruments and their associated financial instrument classifications as at September 30, 2017:

(US$ MILLIONS)	FVTPL	Available for sale securities	Loans and Receivables/ Other Liabilities	Total
MEASUREMENT BASIS	(Fair Value)	(Fair Value through OCI)	(Amortized Cost)
Financial assets
Cash and cash equivalents	$—	$—	$1,573	$1,573
Accounts receivable, net (current and non-current) (1)	50	—	4,007	4,057
Other assets (current and non-current) (2)	—	—	231	231
Financial assets (current and non-current) (3)	96	334	250	680
Total	$146	$334	$6,061	$6,541
Financial liabilities
Accounts payable and other (4)	$113	—	$4,988	$5,101
Borrowings (current and non-current)	—	—	3,662	3,662
Total	$113	$—	$8,650	$8,763
____________________________________

(1)	Accounts receivable recognized at fair value relates to our mining business.

(2)	Excludes prepayments and other assets of $276 million.

(3)	Refer to Hedging Activities in note 4(a) below.

(4)	Excludes provisions and decommissioning liabilities of $243 million.
Included in cash and cash equivalents as at September 30, 2017 is $792 million of cash (December 31, 2016: $519 million) and $781 million of cash equivalents (December 31, 2016: $531 million) which includes $588 million on deposit with Brookfield (December 31, 2016: $519 million), as described in Note 17.
The fair value of all financial assets and liabilities as at September 30, 2017 were consistent with carrying value with the exception of the borrowings at one of our industrial operations, where fair value determined using Level 1 inputs was $236 million (December 31, 2016: $204 million) versus a book value of $227 million (December 31, 2016: $221 million), and the promissory note receivable from Teekay Offshore Partners L.P. ("Teekay Offshore"), where fair value was $88 million versus a book value of $69 million.

NOTES TO UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

As at September 30, 2017 and December 31, 2016 and for the three and nine months ended
September 30, 2017 and 2016

The following table provides the allocation of financial instruments and their associated financial instrument classifications as at December 31, 2016:

(US$ MILLIONS)	FVTPL	Available for sale securities	Loans and Receivables/ Other Liabilities	Total
MEASUREMENT BASIS	(Fair Value)	(Fair Value through OCI)	(Amortized Cost)
Financial assets
Cash and cash equivalents	$—	$—	$1,050	$1,050
Accounts receivable, net (current and non-current) (1)	42	—	1,755	1,797
Other assets (current and non-current) (2)	—	—	309	309
Financial assets (current and non-current) (3)	34	432	73	539
Total	$76	$432	$3,187	$3,695
Financial liabilities
Accounts payable and other (4)	$32	—	$2,222	$2,254
Borrowings (current and non-current)	—	—	1,551	1,551
Total	$32	$—	$3,773	$3,805
____________________________________

(1)	Accounts receivable recognized at fair value relates to our mining business.

(2)	Excludes prepayments and other assets of $109 million.

(3)	Refer to Hedging Activities in note 4(a) below.

(4)	Excludes provisions and decommissioning liabilities of $203 million.

(a)Hedging Activities
The partnership uses foreign exchange contracts and foreign currency denominated debt instruments to manage foreign currency exposures arising from net investments in foreign operations. For the three and nine months ended September 30, 2017, unrealized pre-tax net losses of $31 million and $77 million (September 30, 2016: net losses of $10 million and $25 million, respectively) were recorded in other comprehensive income respectively for the effective portion of hedges of net investments in foreign operations. As at September 30, 2017, there was an unrealized derivative asset balance of $3 million (December 31, 2016: $21 million) and derivative liability balance of $35 million (December 31, 2016: $1 million) relating to derivative contracts designated as net investment hedges.
The partnership uses commodity swap contracts to hedge the sale price of its gas contracts and foreign exchange contracts to hedge highly probable future acquisitions. A number of these contracts are designated as cash flow hedges. For the three and nine months ended September 30, 2017, unrealized pre-tax net gains of $6 million and $26 million (September 30, 2016: $nil and $nil, respectively) were recorded in other comprehensive income, respectively for the effective portion of cash flow hedges. As at September 30, 2017, there was an unrealized derivative asset balance of $14 million (December 31, 2016: $nil) and derivative liability balance of $nil (December 31, 2016: $12 million) relating to the derivative contracts designated as cash flow hedges.
Other derivative instruments are measured at fair value, with changes in fair value recognized in the consolidated statements of operating results.

NOTES TO UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

As at September 30, 2017 and December 31, 2016 and for the three and nine months ended
September 30, 2017 and 2016

(b)Fair Value Hierarchical Levels — Financial Instruments
Level 3 assets and liabilities measured at fair value on a recurring basis include $170 million (December 31, 2016: $108 million) of financial assets and $44 million (December 31, 2016: $nil) of financial liabilities, which are measured at fair value using valuation inputs based on management's best estimates.
There were no transfers between levels during the three and nine month period ended September 30, 2017. The following table categorizes financial assets and liabilities, which are carried at fair value, based upon the level of input as at September 30, 2017 and December 31, 2016:

	September 30, 2017			December 31, 2016
(US$ MILLIONS)	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Financial assets
Common shares	$210	$—	$—	$192	$—	$—
Corporate bonds	—	—	—	143	—	—
Accounts receivable	—	50	—	—	42	—
Loans and notes receivable	—	—	1	—	—	8
Derivative assets	5	45	45	—	23	9
Other financial assets	—	—	124	—	—	91
	$215	$95	$170	$335	$65	$108
Financial liabilities
Derivative liabilities	$6	$62	$—	$—	$32	$—
Other financial liabilities	$—	$—	$44
	$6	$62	$44	$—	$32	$—

As part of the investment in Teekay Offshore, the partnership acquired warrants that are recorded as Level 3 derivative assets. On initial recognition, the transaction price differed from the fair value of the warrants, resulting in a deferred gain of $11 million. The deferred gain will be recognized in the consolidated statement of operating results when the warrants are settled.
The following table presents the change in the balance of financial assets classified as Level 3 as at September 30, 2017:

(US$ MILLIONS)	September 30, 2017
Balance at beginning of year	$108
Fair value change recorded in net income	(9)
Fair value change recorded in other comprehensive income	5
Additions	72
Disposals	(6)
Balance at end of period	$170

(c)Offsetting of Financial Assets and Liabilities
Financial assets and liabilities are offset with the net amount reported in the unaudited interim condensed consolidated statements of financial position where the partnership currently has a legally enforceable right to offset and there is an intention to settle on a net basis or realize the asset and settle the liability simultaneously. As at September 30, 2017, $18 million gross, of financial assets (December 31, 2016: $20 million) and $13 million gross, of financial liabilities (December 31, 2016: $11 million) were offset in the unaudited interim condensed consolidated statements of financial position related to derivative financial instruments.

NOTES TO UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

As at September 30, 2017 and December 31, 2016 and for the three and nine months ended
September 30, 2017 and 2016

NOTE 5.    FINANCIAL ASSETS

(US$ MILLIONS)	September 30, 2017	December 31, 2016
Current
Marketable securities (1)	$208	$335
Restricted cash	87	71
Derivative contracts	52	23
Loans and notes receivable	6	4
Total current	$353	$433
Non-current
Marketable securities (1)	$1	$—
Restricted cash	11	—
Derivative contracts	42	9
Loans and notes receivable	148	6
Other financial assets	125	91
Total non-current	$327	$106
____________________________________

(1)
During the three and nine month periods ended September 30, 2017, the partnership recognized $10 million and $49 million, respectively (September 30, 2016: $29 million and $57 million) of net gains on disposition of marketable securities.

As part of the investment in Teekay Offshore, the partnership acquired a promissory note bearing interest at 10% per annum. On initial recognition, the purchase price of $69 million differed from the fair value of $88 million, resulting in a deferred gain of $19 million. The deferred gain will be recognized in the consolidated statements of operating results from acquisition to maturity of the promissory note based on the effective interest rate method.
NOTE 6.    ACCOUNTS AND OTHER RECEIVABLE, NET

(US$ MILLIONS)	September 30, 2017	December 31, 2016
Current, net	$3,187	$1,703
Non-current, net
Retainer on customer contract	129	94
Billing rights	741	—
Total Non-current, net	$870	$94
Total	$4,057	$1,797
The increase in accounts and other receivable, net from December 31, 2016 is primarily attributable to the acquisitions in our business services and industrial operations segments during the nine months ended September 30, 2017. This accounts for a $1,971 million movement in accounts receivable as at September 30, 2017 compared to December 31, 2016.
Billing rights represent unbilled rights arising at BRK Ambiental from revenue earned from the construction on public concessions contracts, which are recognized when there is an unconditional right to receive cash or other financial assets from the concession authority for the construction services.

NOTES TO UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

As at September 30, 2017 and December 31, 2016 and for the three and nine months ended
September 30, 2017 and 2016

NOTE 7.    INVENTORY, NET

(US$ MILLIONS)	September 30, 2017	December 31, 2016
Current
Raw materials and consumables	$151	$75
Fuel products	464	—
Work in progress	72	59
RTFO certificates (1)	282	—
Finished goods other (2)	28	95
Carrying amount of inventories	$997	$229
____________________________________

(1)
$54 million of RTFO certificates are held for trading and recorded at fair value. There is no externally quoted marketplace for the valuation of RTFO certificates. In order to value these contracts, the partnership has adopted a pricing methodology combining both observable inputs based on market data and assumptions developed internally based on observable market activity.

(2)
Finished goods other inventory is mainly composed of properties acquired in our real estate services business as well as some finished goods inventory in the industrials, construction and energy segments.

The increase in inventory from December 31, 2016 is primarily attributable to the acquisitions in our business services segment, which account for $745 million of the increase in inventory as at September 30, 2017 compared to December 31, 2016.
NOTE 8.    ASSETS HELD FOR SALE

(US$ MILLIONS)	September 30, 2017	December 31, 2016
Cash and cash equivalents	$—	$8
Accounts receivable, net	10	56
Inventory	1	75
Property, plant and equipment	6	58
Intangible assets and goodwill	—	67
Assets held for sale	$17	$264

Liabilities classified as held for sale	$13	$66
Industrial Operations - Graphite electrode business
During the three and nine month period ended September 30, 2017, our graphite electrodes business within our industrial operations segment recorded a $nil and $10 million charge respectively, to align the carrying value of the assets to estimated fair value. In July 2017, the assets were sold for proceeds consistent with the estimated fair value of $28 million. At September 30, 2017, assets and liabilities related to certain non-core operations of graphite electrode business remain as held for sale.
Industrial Operations - Infrastructure support manufacturing
During the three and nine month period ended September 30, 2017, our infrastructure support manufacturing business sold assets held for sale for proceeds of $nil and $27 million, respectively.
Industrial Operations - Bath and shower products manufacturing
In January 2017, together with institutional partners, the partnership completed the sale of its bath and shower products manufacturing business for proceeds of $357 million after transaction costs and other items, with an associated gain of $nil and $233 million recorded during the three and nine months ended September 30, 2017.

NOTES TO UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

As at September 30, 2017 and December 31, 2016 and for the three and nine months ended
September 30, 2017 and 2016

Energy - Oil and natural gas business
During the three and nine month period ended September 30, 2017, our oil and natural gas business within our energy segment recorded a $nil and $23 million charge, respectively, to align the carrying value of assets to the estimated fair value. In August 2017, the partnership completed the sale for proceeds of $24 million, with an associated loss of $24 million recorded during the three and nine months ended September 30, 2017.
NOTE 9.    OTHER ASSETS

(US$ MILLIONS)	September 30, 2017	December 31, 2016
Current
Work in progress (1)	$231	$309
Prepayments and other assets	197	88
Total current	$428	$397
Non-current
Prepayments and other assets	$79	$21
Total non-current	$79	$21
____________________________________

(1)	See Note 15 for additional information.
NOTE 10.    PROPERTY, PLANT AND EQUIPMENT

(US$ MILLIONS)	September 30, 2017	December 31, 2016
Gross Carrying Amount:
Beginning Balance	$2,849	$2,959
Additions	125	134
Disposals	(15)	(113)
Acquisitions through business combinations (1)	448	—
Transfers and assets reclassified as held for sale (2)	(185)	(197)
Net foreign currency exchange differences	199	66
Ending Balance	$3,421	$2,849
Accumulated Depreciation and Impairment
Beginning Balance	(753)	(595)
Depreciation/depletion/impairment expense	(188)	(216)
Disposals	11	14
Transfers and assets reclassified as held for sale (2)	136	59
Net foreign currency exchange differences	(58)	(15)
Ending Balance	$(852)	$(753)
Net Book Value	$2,569	$2,096
____________________________________

(1)	See Note 3 for additional information.

(2)	See Note 8 for additional information.

NOTES TO UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

As at September 30, 2017 and December 31, 2016 and for the three and nine months ended
September 30, 2017 and 2016

NOTE 11.    INTANGIBLE ASSETS

(US$ MILLIONS)	September 30, 2017	December 31, 2016
Gross Carrying Amount:
Beginning Balance	$554	$628
Additions, net	58	18
Acquisitions through business combinations (1)	2,843	36
Assets reclassified as held for sale	—	(130)
Net foreign currency exchange differences	22	2
Ending Balance	$3,477	$554
Accumulated Amortization and Impairment
Beginning Balance	(183)	(183)
Amortization expense	(84)	(52)
Assets reclassified as held for sale	—	52
Net foreign currency exchange differences	(8)	—
Ending Balance	$(275)	$(183)
Net Book Value	$3,202	$371
____________________________________

(1)	See Note 3 for additional information.
NOTE 12.    GOODWILL

(US$ MILLIONS)	September 30, 2017	December 31, 2016
Balance at beginning of period	$1,152	$1,124
Acquisitions through business combinations (1)	309	39
Impairment losses	—	(3)
Assets reclassified as held for sale	—	(4)
Foreign currency translation	66	(4)
Balance at end of period	$1,527	$1,152
____________________________________

(1)	See Note 3 for additional information.

NOTES TO UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

As at September 30, 2017 and December 31, 2016 and for the three and nine months ended
September 30, 2017 and 2016

NOTE 13.    EQUITY ACCOUNTED INVESTMENTS

(US$ MILLIONS)	September 30, 2017	December 31, 2016
Balance at beginning of year	$166	$492
Acquisitions through business combinations (1)	234	—
Additions	208	—
Dispositions (2)	—	(289)
Share of net income	61	68
Share of other comprehensive income/(loss)	(3)	(79)
Distributions received	(43)	(25)
Foreign currency translation	3	(1)
Balance at end of period	$626	$166
____________________________________

(1)	See Note 3 for additional information.

(2)
Dispositions of equity accounted investments in 2016 relates to the sell down and reorganization of our Western Australia energy operations during the year. As a result, the partnership now consolidates a smaller portion of the interest of the institutional investors resulting in a decrease in the balance of equity accounted investment and a corresponding decrease in the interest of others.

The acquisitions of BRK Ambiental and Greenergy during the second quarter of 2017 resulted in a $234 million increase in equity accounted investments from December 31, 2016.
Additionally, on September 25, 2017, the partnership acquired, together with institutional investors, a 60% economic interest and 49% voting interest in Teekay Offshore. The partnership acquired a limited partnership interest in Teekay Offshore, as well as warrants and a promissory note for total consideration of $317 million. The acquisition of the limited partnership units resulted in an addition of $208 million to equity accounted investments from December 31, 2016, whereas the acquired warrants and promissory note are recorded separately on the unaudited interim condensed consolidated statements of financial position as financial assets at FVTPL and amortized cost, respectively.
For the nine month period ended September 30, 2017, the partnership received total distributions from equity accounted investments of $43 million, including a distribution of $25 million from our equity accounted investment within our energy segment during the first quarter.

NOTES TO UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

As at September 30, 2017 and December 31, 2016 and for the three and nine months ended
September 30, 2017 and 2016

NOTE 14.    ACCOUNTS PAYABLE AND OTHER

(US$ MILLIONS)	September 30, 2017	December 31, 2016
Current:
Accounts payable	$1,483	$1,325
Accrued and other liabilities (1)(2)	2,578	476
Work in progress (3)	415	239
Provisions and decommissioning liabilities	51	39
Total current	$4,527	$2,079
Non-current:
Accounts payable	$125	$91
Accrued and other liabilities (2)	408	123
Work in progress (3)	91	—
Provisions and decommissioning liabilities	193	164
Total non-current	$817	$378
____________________________________

(1)	Includes bank overdrafts.

(2)
Includes a defined benefit pension obligation of $45 million ($1 million current and $44 million non-current) and a post-retirement benefit obligation of $28 million ($2 million current and $26 million non-current) as at September 30, 2017.

(3)	See Note 15 for additional information.

The increase in accounts payable and other from December 31, 2016 is primarily attributable to the acquisitions in our business services and industrial operations segments during the nine months ended September 30, 2017. This accounts for a $2,509 million increase in accounts payable and other as at September 30, 2017 compared to December 31, 2016.
NOTE 15.    CONTRACTS IN PROGRESS

(US$ MILLIONS)	September 30, 2017	December 31, 2016
Contract costs incurred to date	$11,922	$9,761
Profit recognized to date (less recognized losses)	588	498
	12,510	10,259
Less: progress billings	(12,785)	(10,189)
Contract work in progress (liability)	$(275)	$70
Comprising:
Amounts due from customers — work in progress (current)	$231	$309
Amounts due to customers — creditors (current)	(506)	(239)
Net work in progress	$(275)	$70
NOTE 16.    BORROWINGS
Total current and non-current borrowings as at September 30, 2017 were $3,662 million (December 31, 2016: $1,551 million). The increase of $2,111 million compared to December 31, 2016 is primarily attributable to the acquisitions of businesses within our business services and industrial operations segments.
The partnership acquired $58 million of borrowings in the form of long-term shareholder loan notes, which are repayable in 2027 and bear interest at 8%, as a result of the acquisition within our business services segment. The loans are repayable to the institutional investors and reinvesting management.
Some of the partnership's businesses have credit facilities in which they borrow and repay on a monthly basis. This movement has been shown on a net basis in the partnership's unaudited interim condensed consolidated statements of cash flow.

NOTES TO UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

As at September 30, 2017 and December 31, 2016 and for the three and nine months ended
September 30, 2017 and 2016

As described in Note 17, the partnership entered into a credit agreement with Brookfield ("Brookfield Credit Agreements") for two, three-year revolving credit facilities with variable interest rates. One constitutes an operating credit facility that permits borrowings of up to $200 million for working capital purposes and the other constitutes an acquisition facility that permits borrowings of up to $300 million for purposes of funding the acquisitions and investments. As at September 30, 2017, the credit facilities under the Brookfield Credit Agreements remain undrawn. Subsequent to September 30, 2017, the two credit facilities were combined into one revolving credit facility that permits borrowings of up to $500 million.
In August 2016, the partnership entered into a $150 million unsecured bilateral credit facility with a group of Canadian and American banks. The credit facility is available in U.S. or Canadian dollars, and advances bear interest at the specified LIBOR or bankers' acceptance rate plus 2.75%, or the specified base rate or prime rate plus 1.75%. This facility had a two-year term, with a one year extension and will be used for general corporate purposes. In May 2017, the credit facility’s maturity date was amended and extended by one year to 2019, effective August 2017. In August 2017, the credit facility was increased by $100 million to an aggregate credit facility of $250 million. As at September 30, 2017, the facility remains undrawn and the partnership was in compliance with all covenants.
The partnership has credit facilities within its operating businesses with major financial institutions. The credit facilities are primarily composed of revolving term credit facilities and revolving operating facilities with variable interest rates. In certain cases, the facilities may have financial covenants which are generally in the form of interest coverage ratios and leverage ratios. One of the partnership's real estate services businesses within our business services segment has a securitization program under which it transfers an undivided co-ownership interest in eligible receivables on a fully serviced basis, for cash proceeds, at their fair value under the terms of the agreement. While the sale of the co-ownership interest is considered a legal sale, the partnership has determined that the asset derecognition criteria has not been met as substantially all risk and rewards of ownership are not transferred.
NOTE 17.    RELATED PARTY TRANSACTIONS
In the normal course of operations, the partnership entered into the transactions below with related parties on exchange value. These transactions have been measured at fair value and are recognized in the unaudited interim condensed consolidated financial statements.

(a)	Transactions with the parent company
As at September 30, 2017, $nil was drawn on the credit facilities under the Brookfield Credit Agreements (December 31, 2016: $nil).
The partnership entered into a Deposit Agreement with Brookfield. From time to time, the partnership may place funds on deposit with Brookfield. The deposit balance is due on demand and earns a market rate interest. As at September 30, 2017, $588 million was on deposit in relation to this agreement and was included in cash and cash equivalents. For the three and nine months ended September 30, 2017, the partnership earned interest income of $1 million and $4 million, respectively, on these deposits.
The partnership pays Brookfield a quarterly base management fee. For purposes of calculating the base management fee, the total capitalization of Brookfield Business Partners L.P. is equal to the quarterly volume-weighted average trading price of a unit on the principal stock exchange for the partnership units (based on trading volumes) multiplied by the number of units outstanding at the end of the quarter (assuming full conversion of the redemption-exchange units into units of Brookfield Business Partners L.P.), plus the value of securities of the other Service Recipients that are not held by the partnership, plus all outstanding third party debt with recourse to a Service Recipient, less all cash held by such entities. The base management fee for the three and nine month period ended September 30, 2017 was $9 million and $22 million, respectively (September 30, 2016: $6 million and $7 million, respectively).
In its capacity as the holder of the special limited partner (“Special LP”) units of Holding LP, Brookfield is entitled to incentive distribution rights. The incentive distribution paid during the three and nine month period ended September 30, 2017 was $25 million (September 30, 2016: $nil).

NOTES TO UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

As at September 30, 2017 and December 31, 2016 and for the three and nine months ended
September 30, 2017 and 2016

The partnership entered into a number of hedges of net investments in foreign operations with Brookfield. For the three and nine months ended September 30, 2017, unrealized losses of $1 million (September 30, 2016: $9 million loss) and unrealized losses of $10 million (September 30, 2016: $10 million loss), respectively, were recorded. Realized gains of $1 million (September 30, 2016: $2 million loss) and realized losses of $5 million (September 30, 2016: $2 million loss), respectively, associated with these hedges were recorded in the statement of comprehensive income. The total amount recorded as a financial asset as at September 30, 2017 is $1 million (December 31, 2016: $12 million) and the total amount recorded as a financial liability as at September 30, 2017 is $nil (December 31, 2016: $nil).

(b)	Other
The following table summarizes other transactions the partnership has entered into with related parties:

	Three Months Ended		Nine months ended
(US$ MILLIONS)	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Transactions during the period:
Construction revenues	$94	$83	$255	$241

(US$ MILLIONS)	September 30, 2017	December 31, 2016
Balances at end of period:
Accounts receivable	$57	$97
Accounts payable and other	$40	$47
NOTE 18.    DERIVATIVE FINANCIAL INSTRUMENTS
The partnership's activities expose it to a variety of financial risks, including market risk (currency risk, interest rate risk, commodity risk and other price risks), credit risk and liquidity risk. The partnership and its subsidiaries selectively use derivative financial instruments principally to manage these risks.
The aggregate notional amounts of the partnership's derivative positions were as follows as at:

(US$ MILLIONS)	Note	September 30, 2017	December 31, 2016
Foreign exchange contracts (1)		$1,460	$761
Commodity contracts	(a)	—	—
		$1,460	$761
____________________________________

(1)	Notional amounts are presented on a net basis for those derivative instruments that are offset.

NOTES TO UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

As at September 30, 2017 and December 31, 2016 and for the three and nine months ended
September 30, 2017 and 2016

(a)	Commodity Contracts
The partnership held the following commodity contracts as at September 30, 2017:

(US$ MILLIONS)	Total Volume	Weighted average price range	Remaining term	Fair market value asset (liability)
Commodity swaps - natural gas	345,971 Mcf/d	(USD$/Mcf) - $1.99-$2.53	Oct 2017 - Mar 2019	$18
Commodity forwards - palladium	65,100 Ounces	(USD$/Oz) - $836-$914	Oct 2017 - Feb 2018	(4)
Commodity swaps and futures - gasoline, diesel, crude	887,516 m3	(USD$/m3) - $358-$465	Oct 2017 - Apr 2019	1
Commodity swaps and futures - ethanol, biodiesel premia	217,766 m3	(USD$/m3) - $314-$438	Oct 2017 - Dec 2018	1
Sales and purchase contracts - diesel	1,060,756 m3	(USD$/m3) - $392-$440	Oct 2017 - Jun 2018	2
Sales and purchase contracts - gasoline	594,673 m3	(USD$/m3) - $426	Oct 2017	3
Sales and purchase contracts - ethanol	169,866 m3	(USD$/m3) - $582	Oct 2017	1
Sales and purchase contracts - biodiesel	294,632 m3	(USD$/m3) - $515-$935	Oct 2017 - Sep 2018	4
Sales and purchase contracts - used cooking oil	195,963 m3	(USD$/m3) - $1,021-$1,087	Oct 2017 - Mar 2018	(1)
				$25
NOTE 19.    EQUITY
For the three and nine month periods ended September 30, 2017, the partnership distributed dividends to limited partner, general partner and redemption-exchange unitholders of $7 million and $21 million, respectively, or approximately $0.0625 per partnership unit each quarter (September 30, 2016: $7 million and $7 million, respectively). For the three and nine month periods ended September 30, 2017, the partnership distributed to others who have interests in the operating subsidiaries $74 million and $381 million respectively, primarily related to the sale of the bath and shower products manufacturing business and dividend income (September 30, 2016: $1 million and $23 million, respectively).
Earnings per limited partner unit
Net income/(loss) attributable to limited partnership unitholders was $8 million net loss and $21 million net income for the three and nine month period ended September 30, 2017, respectively. The weighted average number of limited partnership units was 52 million for the three and nine month period ended September 30, 2017.
Equity offering

In September 2017, the partnership issued 13,340,000 limited partnership units at $30 per unit, for gross proceeds of approximately $400 million before $8 million in equity issuance costs. Concurrently, Holding LP issued approximately 6,945,000 redemption-exchange units to Brookfield for proceeds of approximately $200 million. The equity offering resulted in a decrease in Brookfield’s ownership in the partnership from 75% to 69%, before giving effect to the over-allotment option.

(a)	Incentive distribution to Special Limited Partnership Units

In its capacity as the holder of the special limited partnership units of Holding LP, Brookfield is entitled to incentive distribution rights which are based on a 20% increase in the unit price of the partnership over an initial threshold based on the volume-weighted average price of the units, subject to a high water mark. A distribution of $25 million was declared and paid during the three month period ended September 30, 2017 related to an increase of $1.17/unit during the second quarter of 2017 from $25.00/unit to $26.17/unit. The threshold was reset to $26.17/unit.

NOTES TO UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

As at September 30, 2017 and December 31, 2016 and for the three and nine months ended
September 30, 2017 and 2016

(b)	General and Limited Partnership Units

UNITS	General Partner Units	Limited Partnership Units	Total
Balance as at January 1, 2017	4	51,845,298	51,845,302
Issued for cash	—	13,340,000	13,340,000
Balance as at September 30, 2017	4	65,185,298	65,185,302

(c)	Redemption-Exchange Units held by Brookfield

UNITS	Redemption Exchange Units held by Brookfield
Balance as at January 1, 2017	56,150,497
Issued for cash	6,945,000
Balance as at September 30, 2017	63,095,497
NOTE 20.    ACCUMULATED OTHER COMPREHENSIVE INCOME

(a)	Attributable to Limited Partners

(US$ MILLIONS)	Foreign currency translation	Available for sale	Other (1)	Accumulated other comprehensive income (loss)
Balance as at January 1, 2017	$(148)	$4	$3	$(141)
Other comprehensive income (loss)	47	2	(16)	33
Balance as at September 30, 2017	$(101)	$6	$(13)	$(108)
____________________________________

(1)	Represents net investment hedges, cash flow hedges and other reserves.

(US$ MILLIONS)	Foreign currency translation	Available for sale	Other (1)	Accumulated other comprehensive income (loss)
Balance as at January 1, 2016	$—	$—	$—	$—
Unit issuance / reorganization	(127)	(9)	5	(131)
Other comprehensive income (loss)	—	(3)	(4)	(7)
Balance as at September 30, 2016	$(127)	$(12)	$1	$(138)
____________________________________

(1)	Represents net investment hedges, cash flow hedges and other reserves.

NOTES TO UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

As at September 30, 2017 and December 31, 2016 and for the three and nine months ended
September 30, 2017 and 2016

(b)	Attributable to Non-controlling interest — Redemption-Exchange Units held by Brookfield Asset Management Inc.

(US$ MILLIONS)	Foreign currency translation	Available for sale	Other (1)	Accumulated other comprehensive income (loss)
Balance as at January 1, 2017	$(205)	$2	$6	$(197)
Other comprehensive income (loss)	51	1	(17)	35
Balance as at September 30, 2017	$(154)	$3	$(11)	$(162)
____________________________________

(1)	Represents net investment hedges, cash flow hedges and other reserves.

(US$ MILLIONS)	Foreign currency translation	Available for sale	Other (1)	Accumulated other comprehensive income (loss)
Balance as at January 1, 2016	$—	$—	$—	$—
Unit issuance / reorganization	(181)	(13)	7	(187)
Other comprehensive income (loss)	1	(4)	(5)	(8)
Balance as at September 30, 2016	$(180)	$(17)	$2	$(195)
____________________________________

(1)	Represents net investment hedges, cash flow hedges and other reserves.

(c)	Attributable to Brookfield Asset Management Inc.

(US$ MILLIONS)	Foreign currency translation	Available for sale	Other (1)	Accumulated other comprehensive income (loss)
Balance as at January 1, 2016	$(358)	$(35)	$33	$(360)
Other comprehensive income (loss)	53	13	(16)	50
Net increase/decrease in parent company investment	(3)	—	(5)	(8)
Balance as at Unit issuance/reorganization	308	22	(12)	318
Balance as at September 30, 2016	$—	$—	$—	$—
____________________________________

(1)	Represents net investment hedges, cash flow hedges and other reserves.

NOTES TO UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

As at September 30, 2017 and December 31, 2016 and for the three and nine months ended
September 30, 2017 and 2016

NOTE 21.    DIRECT OPERATING COSTS
The partnership has no key employees or directors and does not remunerate key management personnel. Key decision makers of the partnership are all employees of the ultimate parent company or its subsidiaries, which provides management services under the master services agreement with Brookfield.
Direct operating costs include all attributable expenses except interest, depreciation and amortization, impairment expense, other expenses, and taxes and primarily relate to cost of sales and compensation. The following table lists direct operating costs for the three and nine months ended September 30, 2017, and September 30, 2016 by nature:

	Three Months Ended		Nine Months Ended
(US$ MILLIONS)	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Cost of sales	$6,937	$1,551	$12,723	$4,322
Compensation	353	334	1,082	990
Property taxes, sales taxes and other	5	4	37	10
Total	$7,295	$1,889	$13,842	$5,322
Inventories recognized as expenses during the three and nine month period ended September 30, 2017 amounted to $4,435 million and $7,092 million, respectively (September 30, 2016: $251 million and $781 million).
NOTE 22.    SEGMENT INFORMATION
Our operations are organized into five operating segments which are regularly reviewed by our Chief Operating Decision Maker (the "CODM") for the purpose of allocating resources to the segment and to assess its performance. The key measures used by the CODM in assessing performance and in making resource allocation decisions are company funds from operations, or Company FFO and Company EBITDA.
Company FFO is calculated as net income excluding the impact of depreciation and amortization, deferred income taxes, breakage and transaction costs, non-cash valuation gains or losses and other items. When determining Company FFO, we include our proportionate share of Company FFO of equity accounted investment.
Company FFO is further adjusted as Company EBITDA to exclude the impact of realized disposition gains (losses), interest expenses, current income taxes, and realized disposition gains, current income taxes and interest expenses related to equity accounted investments.

NOTES TO UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

As at September 30, 2017 and December 31, 2016 and for the three and nine months ended
September 30, 2017 and 2016

	Three Months Ended September 30, 2017
	Total attributable to the partnership
(US$ MILLIONS)	Construction Services	Business Services	Energy	Industrial Operations	Corporate and Other	Total
Revenues	$1,237	$5,833	$66	$503	$1	$7,640
Direct operating costs	(1,206)	(5,703)	(50)	(335)	(1)	(7,295)
General and administrative expenses	(11)	(39)	(4)	(29)	(12)	(95)
Equity accounted Company EBITDA (3)	—	8	14	—	—	22
Company EBITDA attributable to others (4)	—	(72)	(12)	(103)	—	(187)
Company EBITDA	20	27	14	36	(12)	85
Realized disposition gain/(loss), net (5)	—	11	(48)	—	—	(37)
Interest expense	—	(15)	(7)	(44)	—	(66)
Realized disposition gain, current income taxes and interest expenses related to equity accounted investments (3)	—	—	(2)	—	—	(2)
Current income taxes	(3)	(12)	2	(7)	1	(19)
Company FFO attributable to others (net of Company EBITDA attributable to others) (4)	—	12	36	37	—	85
Company FFO (1)	17	23	(5)	22	(11)	46
Depreciation and amortization expense (2)						(109)
Realized disposition (gain)/loss recorded in prior periods (5)						23
Impairment expense, net						—
Other income (expense), net						(41)
Deferred income taxes						6
Non-cash items attributable to equity accounted investments (3)						17
Non-cash items attributable to others (4)						67
Net income (loss) attributable to unitholders (1)						$9
____________________________________

(1)
Company FFO and net income attributable to unitholders include net income and Company FFO attributable to limited partnership unitholders, general partnership unitholders, redemption-exchange unitholders and special limited partnership unitholders.

(2)
For the three month period ended September 30, 2017, depreciation and amortization by segment is as follows: Construction Services $6 million, Business Services $24 million, Energy $26 million, Industrial Operations $53 million.

(3)	The sum of these amounts equate to equity accounted income of $37 million.

(4)	Total cash and non-cash items attributable to the interest of others equals net gain of $35 million as per the unaudited interim condensed consolidated statements of operating results.

(5)	The sum of these amounts equate to the loss on acquisitions / dispositions, net of $14 million.

NOTES TO UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

As at September 30, 2017 and December 31, 2016 and for the three and nine months ended
September 30, 2017 and 2016

	Nine Months Ended September 30, 2017
	Total attributable to the partnership
(US$ MILLIONS)	Construction Services	Business Services	Energy	Industrial Operations	Corporate and Other	Total
Revenues	$3,378	$9,722	$199	$1,140	$5	$14,444
Direct operating costs	(3,330)	(9,493)	(146)	(870)	(3)	(13,842)
General and administrative expenses	(33)	(92)	(12)	(66)	(30)	(233)
Equity accounted Company EBITDA (3)	—	23	40	1	—	64
Company EBITDA attributable to others (4)	1	(112)	(36)	(154)	—	(301)
Company EBITDA	16	48	45	51	(28)	132
Realized disposition gain/(loss), net (5)	2	17	(12)	237	—	244
Interest expense	—	(28)	(20)	(87)	—	(135)
Realized disposition gain, current income taxes and interest expenses related to equity accounted investments (3)	—	—	(4)	—	—	(4)
Current income taxes	9	(16)	1	(20)	7	(19)
Company FFO attributable to others (net of Company EBITDA attributable to others) (4)	(1)	23	16	(72)	—	(34)
Company FFO (1)	26	44	26	109	(21)	184
Depreciation and amortization expense (2)						(262)
Realized disposition (gain)/loss recorded in prior periods (5)						23
Impairment expense, net						(30)
Other income (expense), net						(36)
Deferred income taxes						6
Non-cash items attributable to equity accounted investments (3)						1
Non-cash items attributable to others (4)						183
Net income (loss) attributable to unitholders (1)						$69
____________________________________

(1)
Company FFO and net income attributable to unitholders include net income and Company FFO attributable to limited partnership unitholders, general partnership unitholders, redemption-exchange unitholders and special limited partnership unitholders.

(2)
For the nine months ended September 30, 2017, depreciation and amortization by segment is as follows: Construction Services $18 million, Business Services $46 million, Energy $76 million, Industrial Operations $122 million.

(3)	The sum of these amounts equate to equity accounted income of $61 million.

(4)	Total cash and non-cash items attributable to the interest of others equals net gain of $152 million as per the unaudited interim condensed consolidated statements of operating results.

(5)	The sum of these amounts equate to the gain on acquisitions / dispositions, net of $267 million.

NOTES TO UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

As at September 30, 2017 and December 31, 2016 and for the three and nine months ended
September 30, 2017 and 2016

	Three Months Ended September 30, 2016
	Total attributable to the partnership
(US$ MILLIONS)	Construction Services	Business Services	Energy	Industrial Operations	Corporate and Other	Total
Revenues	$1,120	$509	$68	$346	$—	$2,043
Direct operating costs	(1,089)	(457)	(43)	(300)	—	(1,889)
General and administrative expenses	(12)	(26)	(4)	(21)	(7)	(70)
Equity accounted Company EBITDA (2)	1	8	34	—	—	43
Company EBITDA attributable to others (3)	—	(11)	(39)	(17)	—	(67)
Company EBITDA	20	23	16	8	(7)	60
Realized disposition gain	—	—	5	24	—	29
Interest expense	—	(4)	(9)	(11)	—	(24)
Realized disposition gain, current income taxes and interest expenses related to equity accounted investments (2)	—	—	(4)	—	—	(4)
Current income taxes	(4)	(3)	—	(1)	—	(8)
Company FFO attributable to others (net of Company EBITDA attributable to others) (3)	—	2	4	(9)	—	(3)
Company FFO (4)	16	18	12	11	(7)	50
Depreciation and amortization expense (1)						(71)
Impairment expense, net						—
Other income (expense), net						11
Deferred income taxes						3
Non-cash items attributable to equity accounted investments (2)						(11)
Non-cash items attributable to others (3)						38
Net income (loss) attributable to parent (4)						$20
____________________________________

(1)
For the three month period ended September 30, 2016, depreciation and amortization by segment is as follows; Construction Services $4 million, Business Services $9 million, Energy $29 million, Industrial Operations $29 million.

(2)	The sum of these amounts equate to equity accounted income of $28 million.

(3)	Total cash and non-cash items attributable to the interest of others equals net gain of $32 million as per the unaudited interim condensed consolidated statements of operating results.

(4)	Company FFO and net income attributable to parent includes net income and Company FFO attributable to the parent company prior to the spin-off on June 20, 2016.

NOTES TO UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

As at September 30, 2017 and December 31, 2016 and for the three and nine months ended
September 30, 2017 and 2016

	Nine Months Ended September 30, 2016
	Total attributable to the partnership
(US$ MILLIONS)	Construction Services	Business Services	Energy	Industrial Operations	Corporate and Other	Total
Revenues	$3,127	$1,442	$197	$962	$—	$5,728
Direct operating costs	(3,027)	(1,304)	(130)	(861)	—	(5,322)
General and administrative expenses	(32)	(76)	(12)	(69)	(8)	(197)
Equity accounted Company EBITDA (2)	1	18	132	—	—	151
Company EBITDA attributable to others (3)	—	(31)	(132)	(20)	—	(183)
Company EBITDA	69	49	55	12	(8)	177
Realized disposition gain	—	—	24	33	—	57
Interest expense	(1)	(11)	(24)	(35)	—	(71)
Realized disposition gain, current income taxes and interest expenses related to equity accounted investments (2)	—	—	(15)	—	—	(15)
Current income taxes	(5)	(9)	(1)	(3)	—	(18)
Company FFO attributable to others (net of Company EBITDA attributable to others) (3)	—	6	8	1	—	15
Company FFO (4)	63	35	47	8	(8)	145
Depreciation and amortization expense (1)						(219)
Impairment expense, net						(106)
Other income (expense), net						(20)
Deferred income taxes						25
Non-cash items attributable to equity accounted investments (2)						(61)
Non-cash items attributable to others (3)						218
Net income (loss) attributable to parent (4)						$(18)
____________________________________

(1)
For the nine month period ended September 30, 2016, depreciation and amortization by segment is as follows; Construction Services $14 million, Business Services $26 million, Energy $89 million, Industrial Operations $90 million.

(2)	The sum of these amounts equate to equity accounted income of $75 million.

(3)	Total cash and non-cash items attributable to the interest of others equals net loss of $50 million as per the unaudited interim condensed consolidated statements of operating results.

(4)	Company FFO and net income attributable to parent includes net income and Company FFO attributable to the parent company prior to the spin-off on June 20, 2016.

NOTES TO UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

As at September 30, 2017 and December 31, 2016 and for the three and nine months ended
September 30, 2017 and 2016

Segment Assets
For the purpose of monitoring segment performance and allocating resources between segments, the CODM monitors the assets, including investments accounted for using the equity method, attributable to each segment.
The following is an analysis of the partnership's assets by reportable operating segment as at September 30, 2017 and December 31, 2016:

	As at September 30, 2017
	Total attributable to the partnership
(US$ MILLIONS)	Construction Services	Business Services	Energy	Industrial Operations	Corporate and Other	Total
Total assets	$2,778	$4,881	$1,723	$5,944	$604	$15,930

	As at December 31, 2016
	Total attributable to the partnership
(US$ MILLIONS)	Construction Services	Business Services	Energy	Industrial Operations	Corporate and Other	Total
Total assets	$2,275	$1,690	$1,596	$2,047	$585	$8,193
NOTE 23.    SUPPLEMENTAL CASH FLOW INFORMATION

	Nine Months Ended
(US$ MILLIONS)	September 30, 2017	September 30, 2016
Interest paid	$61	$46
Income taxes paid	$28	$7
Amounts paid and received for interest were reflected as operating cash flows in the unaudited interim condensed consolidated statements of cash flow.
Details of "Changes in non-cash working capital, net" on the unaudited interim condensed consolidated statements of cash flow are as follows:

	Nine Months Ended
(US$ MILLIONS)	September 30, 2017	September 30, 2016
Accounts receivable	$(173)	$(157)
Inventory	10	50
Prepayments and other	145	29
Accounts payable and other	192	103
Changes in non-cash working capital, net	$174	$25

NOTES TO UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

As at September 30, 2017 and December 31, 2016 and for the three and nine months ended
September 30, 2017 and 2016

NOTE 24.    SUBSEQUENT EVENTS

(a)	Distribution
On November 3, 2017, the Board of Directors declared a quarterly distribution in the amount of $0.0625 per unit, payable on December 29, 2017 to unitholders of record as at the close of business on November 30, 2017.
On November 3, 2017, the Board of Directors approved the incentive distribution of $17.3 million per unit, or $69 million in total, payable on December 29, 2017 to the special limited partnership unitholders based on the volume-weighted average price of $29.34/unit (exceeding the prior incentive distribution threshold of $26.17/unit) and the weighted average of 108.9 million units outstanding for the three months ended September 30, 2017.

(b)	Exercise of underwriters' option
On October 26, 2017, the underwriters for the public offering of the limited partnership units that closed on September 26, 2017 purchased an additional 1,000,500 limited partnership units at a price of $30 per unit, pursuant to the exercise of the underwriter's over-allotment option. The partnership received additional gross proceeds of approximately $30 million from the over-allotment option before approximately $1 million in equity issuance costs. This resulted in a decrease in Brookfield's ownership of the partnership to 68%.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Introduction
This management's discussion and analysis of our operating results and financial condition, or MD&A, of Brookfield Business Partners L.P. and subsidiaries, (collectively, the partnership, or we, or our), covers the financial position of the partnership as at September 30, 2017 and December 31, 2016, and results of operations for the three and nine month periods ended September 30, 2017 and 2016. The information in this MD&A should be read in conjunction with the unaudited interim condensed consolidated financial statements as at September 30, 2017 and December 31, 2016, and for the three and nine month periods ended September 30, 2017 and September 30, 2016, or the interim financial statements. This MD&A was prepared as of November 13, 2017. Additional information relating to the partnership can be found at www.sedar.com or www.sec.gov.
In addition to historical information, this MD&A contains forward-looking statements. Readers are cautioned that these forward-looking statements are subject to rules and uncertainties and could cause actual results to differ materially from those reflected in the forward-looking statements.
Forward-Looking Statements
This MD&A contains certain forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Forward-looking statements in this MD&A include statements regarding the quality of our assets, our financial performance, and the partnership's future growth prospects. In some cases, you can identify forward-looking statements by terms such as "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "plan", "potential", "should", "will" and "would" or the negative of those terms or other comparable terminology.
The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or within our control. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. The following factors, among others, could cause our actual results to vary from our forward-looking statements:

•	changes in the general economy;

•	general economic and business conditions that could impact our ability to access capital markets and credit markets;

•	the cyclical nature of most of our operations;

•	exploration and development may not result in commercially productive assets;

•	actions of competitors;

•	foreign currency risk;

•	our ability to derive fully anticipated benefits from future or existing acquisitions, joint ventures, investments or dispositions;

•	actions or potential actions that could be taken by our co-venturers, partners, fund investors or co-tenants;

•	risks commonly associated with a separation of economic interest from control;

•	failure to maintain effective internal controls;

•	actions or potential actions that could be taken by our parent company, or its subsidiaries (other than the partnership);

•	the departure of some or all of Brookfield's key professionals;

•	pending or threatened litigation;

•	changes to legislation and regulations;

•	possible environmental liabilities and other contingent liabilities;

•	our ability to obtain adequate insurance at commercially reasonable rates;

•	our financial condition and liquidity;

•	volatility in oil and gas prices;

•	capital expenditures required in connection with finding, developing or acquiring additional reserves;

•	downgrading of credit ratings and adverse conditions in the credit markets;

•	changes in financial markets, foreign currency exchange rates, interest rates or political conditions;

•	the impact of the potential break-up of political-economic unions (or the departure of a union member);

•	the general volatility of the capital markets and the market price of our limited partnership units; and

•
other factors described elsewhere in this document, in our prospectus filed on September 20, 2017 (our "Prospectus Supplement") and in our most recent Annual Report on Form 20-F under the heading "Risk Factors".

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Statements relating to "reserves" are deemed to be forward-looking statements as they involve the implied assessment, based on certain estimates and assumptions, that the reserves described herein can be profitably produced in the future. We qualify any and all of our forward-looking statements by these cautionary factors.
We caution that the foregoing list of important factors that may affect future results is not exhaustive. When relying on our forward-looking statements or information, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements or information, whether written or oral, that may be as a result of new information, future events or otherwise.
These risk factors and others are discussed in detail under the heading "Risk Factors" in our Prospectus Supplement and our most recent Annual Report on Form 20-F. New risk factors may arise from time to time and it is not possible to predict all of those risk factors or the extent to which any factor or combination of factors may cause actual results, performance or achievements of the partnership to be materially different from those contained in forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Although the forward-looking statements contained in this MD&A are based upon what the partnership believes to be reasonable assumptions, the partnership cannot assure investors that actual results will be consistent with these forward-looking statements. These forward-looking statements are made as of the date of this MD&A.
Please refer to our Prospectus Supplement and our most recent Annual Report on Form 20-F available on SEDAR at www.sedar.com, and EDGAR at www.sec.gov for a more comprehensive list of risks and uncertainties under the heading "Risk Factors".
Continuity of Interests
On June 20, 2016, Brookfield completed the spin-off of the partnership by way of a special dividend of a portion of our limited partnership units to holders of Brookfield's Class A and B limited voting shares (the "spin-off"). On June 1, 2016, we acquired substantially all of the business services and industrial operations, or the Business, and received $250 million in cash from Brookfield. In consideration, Brookfield received (i) approximately 55% of the limited partnership units, or LP Units, and 100% of the general partnership units, or GP Units, of the partnership (ii) special limited partnership units, or Special LP Units, and redemption-exchange units, or Redemption-Exchange Units, of Brookfield Business L.P., or Holding LP, representing an approximate 52% limited partnership interest in Holding LP, and (iii) $15 million of preferred shares of certain of our subsidiaries. As at September 30, 2017, Brookfield holds an approximate 69% ownership interest in the partnership on a fully exchanged basis. Holders of the GP Units, LP Units, Special LP Units, and Redemption-Exchange Units will be collectively referred to throughout this MD&A as "unitholders". The LP Units and Redemption-Exchange Units have the same economic attributes in all respects, except that the Redemption-Exchange Units may, at the request of Brookfield, be redeemed in whole or in part for cash in an amount equal to the market value of one LP unit multiplied by the number of Redemption-Exchange Units to be redeemed (subject to certain adjustments). As a result, Brookfield, as holder of the Redemption-Exchange Units, participates in earnings and distributions on a per unit basis equivalent to the per unit participation of the LP Units of the partnership. However, given the redemption feature referenced above and the fact that they were issued by our subsidiary, we present the Redemption-Exchange Units as a component of non-controlling interests.
Brookfield directly and indirectly controlled the Business prior to the spin-off and continues to control the partnership subsequent to the spin-off through its interests in the partnership. Accordingly, we have reflected the Business and its financial position and results of operations using Brookfield's carrying values prior to the spin-off.
To reflect the continuity of interests, this MD&A provides comparative information of the Business for the periods prior to the spin-off, as previously reported by Brookfield.
Basis of Presentation
The interim financial statements have been prepared in accordance with International Accounting Standard 34, Interim Financial Reporting, or IAS 34, as issued by the International Accounting Standards Board, or the IASB, and using the accounting policies the partnership applied in its annual consolidated financial statements as at and for the year ended December 31, 2016, or the annual financial statements, except for the impact of the adoption of the accounting standard described below. The accounting policies the partnership applied in its annual financial statements as at and for the year ended December 31, 2016 are disclosed in Note 2 of the annual financial statements, to which reference should be made in reading the interim financial statements. All defined terms are also described in the annual consolidated financial statements. The interim financial statements are prepared on a going concern basis and have been presented in U.S. dollars rounded to the nearest million unless otherwise indicated. Certain comparative figures have been reclassified to conform to the current period's presentation. The interim financial statements include the accounts of the partnership and its consolidated subsidiaries, which are the entities over which the partnership has control.

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For periods prior to the spin-off on June 20, 2016, the partnership's results represented a carve out of the assets, liabilities, revenues, expenses, and cash flows of the Business that was contributed to the partnership and included allocations of general corporate expenses of the pre-spin-off business. These expenses, prior to the spin-off, relate to certain operational oversight functions and associated information technology, facilities and other overhead costs and have been allocated based on headcount. These allocated expenses have been included, as appropriate, in the partnership's consolidated statements of operating results prior to the spin-off. These allocations may not, however, reflect the expense the partnership would have incurred as an independent publicly traded company for the periods presented. Subsequent to the spin-off, the partnership is no longer allocated general corporate expenses of the parent company as the functions to which they related to are now provided through the Master Services Agreement with Brookfield.
We also discuss the results of operations on a segment basis, consistent with how we manage and view our business. Our operating segments are: (i) construction services, (ii) business services, (iii) energy, (iv) industrial operations, and (v) corporate and other.
Non-IFRS measures used in this MD&A are reconciled to or calculated from such financial information. All dollar references, unless otherwise stated, are in millions of U.S. Dollars. Australian Dollars are identified as "A$", Brazilian Reais are identified as "R$", British Pounds are identified as "£", and Canadian Dollars are identified as "C$".
Overview of our Business
The partnership is a Bermuda exempted limited partnership registered under the Bermuda Limited Partnership Act of 1883, as amended, and the Bermuda Exempted Partnerships Act of 1992, as amended.
We were established by Brookfield to be its flagship public partnership for its business services and industrial operations. Our operations are primarily located in Canada, Australia, the United Kingdom, the United States, Brazil and the Middle East. The partnership is focused on owning and operating high quality businesses that are low cost producers and/or benefit from high barriers to entry. We seek to build value through enhancing the cash flows of our businesses, pursuing an operations oriented acquisition strategy and opportunistically recycling capital generated from operations and dispositions into our existing operations, new acquisitions and investments. The partnership's goal is to generate returns to unitholders primarily through capital appreciation with a modest distribution yield.
Operating Segments
We have five operating segments which are organized based on how management views business activities within particular sectors:

i.	Construction services, which include construction management and contracting services;

ii.	Business services, including residential real estate services, road fuel distribution and marketing, facilities management, logistics and financial advisory services;

iii.	Energy operations, including oil and gas production, marine energy services, and related businesses;

iv.	Industrial operations, including select manufacturing, mining, and distribution operations; and

v.	Corporate and other, which includes corporate cash and liquidity management, and activities related to the management of the partnership's relationship with Brookfield.
The charts below provide a breakdown by operating segment of total assets of $15.9 billion as at September 30, 2017 and of total revenues of $7.6 billion for the three months ended September 30, 2017.

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Construction Services
Our construction services business is a leading international contractor with a focus on high-quality construction, primarily on large-scale and complex landmark buildings and social infrastructure. Construction projects are generally delivered through contracts whereby we take responsibility for design, program, procurement and construction for a defined price. The majority of construction activities are typically subcontracted to reputable specialists whose obligations mirror those contained within the main construction contract. A smaller part of the business is construction management, whereby we charge a fee for coordination of the sub-trades employed by the client. We are typically required to provide warranties for completed works, either as specifically defined in a client contract or required under local regulatory requirements. We issue bank guarantees and insurance bonds to clients and receive guarantees and/or cash retentions from subcontractors.
We recognize revenue and costs by reference to the stage of completion of the contract activity at the reporting date, measured as the proportion of contract costs incurred for work performed to date relative to the estimated total contract costs. A large portion of construction revenues and costs are earned and incurred in Australia, the United Kingdom and the Middle East, and are impacted by the fluctuation in their respective currencies. Given the cyclical nature of the construction industry and because a significant portion of our revenue is generated from large projects, the results from our construction operations can fluctuate quarterly and annually, depending on whether and when large project awards occur and the commencement and progress of work under large contracts already awarded. As we operate across the globe, our business is impacted by the general economic conditions and economic growth of the particular region in which we provide construction services.
Business Services
We provide a variety of business services, such as facilities management, road fuel distribution and marketing, commercial and residential real estate services and employee relocation services, as well as financial advisory services. Our business services operations are typically defined by medium to long-term customer relationships.
The majority of our revenue in this segment is generated from our road fuel storage and distribution business ("Greenergy"), with our facilities management business, relocation business and fuel marketing business also contributing significant revenues. Our road fuel storage and distribution business is the largest provider of road fuels in the United Kingdom with significant import and storage infrastructure, an extensive distribution network and long-term customer relationships. Included in the revenue and direct operating costs for this business is duty payable to the government of the U.K. which is recorded gross within revenues and direct costs, without impact on the margin generated by the business.

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Within our facilities management business, we provide property management, building operations and maintenance and other value-added solutions, as well as strategic advisory services to a variety of customers across various sectors including government, military, financial institutions, utilities, industrial and corporate offices. Through our relocation business, we provide global employee relocation and related services to individuals and institutions and earn various fees by managing the process of employee relocation, home sale and expense management on behalf of our clients.
Our business services segment also includes a financial advisory services business, specializing in real estate, infrastructure and service sectors and provides M&A advisory, debt placement, project finance, asset brokerage and structured transaction services. Our financial advisory business operates globally with an expanding network that includes offices in North America, South America, Europe, Asia and Australia.
During the third quarter of 2017, we acquired 213 stations and associated convenience kiosks ("fuel marketing business") in Canada, which we believe already benefits from significant scale and strong customer loyalty.
Some of our business services activities are seasonal in nature and are affected by the general level of economic activity and related volume of services purchased by our clients.
Energy
Our energy business is primarily comprised of oil and gas exploration and production, principally through our coal-bed methane, or CBM, platform in central Alberta, Canada, and an offshore oil and gas operation that serves the Western Australian market. Our energy business also includes energy-related service operations in Canada, the North Sea and Brazil.
Our Canadian properties produce approximately 46,000 barrels of oil equivalent per day, or BOE/D, 100% of which is natural gas from our CBM platform, after disposing approximately 2,000 BOE/D of production during the three months ended September 30, 2017. Our CBM properties are characterized by long-life, low-decline reserves located at shallow depths and are low-risk with low-cost capital projects. Revenue from the sale of oil and gas is recognized when title to the product transfers to the purchasers based on volumes delivered and contractual delivery points and prices. Revenue from the production of gas, in which we have an interest with other producers, is recognized based on our working interest. Revenues are exposed to fluctuations in commodity prices, however; we aim to enter into contracts to hedge production, when appropriate.
Our Western Australian properties were acquired in June 2015, and are held through an investment in an associate. We account for these operations by the equity method of accounting. Production at our Western Australian oil and gas operations is approximately 50,000 BOE/D, and we are one of the largest suppliers of gas into the Western Australian domestic market. The operations include critical infrastructure comprised of three domestic gas plants and two floating production, storage and offloading vessels. We recognize oil and natural gas revenues when working interest production is sold to a purchaser at fixed or determinable prices, when delivery has occurred and title has transferred and collectability of the revenue is reasonably assured. Revenues are exposed to fluctuations in commodity prices; however, for our natural gas production we aim to enter into long-term contracts and have hedged our shorter life conventional oil production through to the first quarter of 2018. As at September 30, 2017, we had 117 million barrels of oil equivalent, or MMBOE of total company oil and gas reserves (not the partnership's net equity interest) under long-term contracts or financially hedged.
In our energy segment, we expect to incur future costs associated with dismantlement, abandonment and restoration of our assets. The present value of the estimated future costs to dismantle, abandon and restore are added to the capitalized costs of our assets and recorded as a long-term liability.
Our energy operations also include contract drilling and well-servicing operations, primarily located in the Western Canadian Sedimentary Basin, or WCSB. Our energy-related contract drilling and well-servicing revenues are based upon orders and contracts with customers that include fixed or determinable prices and are based upon daily, hourly or contracted rates. A significant portion of the servicing revenue is derived from large national and international oil and gas companies which operate in Alberta, Canada. We experience seasonality in this business as the ability to move heavy equipment safely and efficiently in western Canadian oil and gas fields is dependent on weather conditions. Activity levels during the first and fourth quarter are typically the most robust, as the frost creates a stable ground mass that allows for easy access to well sites and easier drilling and service rig movement, while the second quarter is traditionally the slowest due to road bans during spring break up.
Our energy operations also include our equity interest in Teekay Offshore Partners L.P. ("Teekay Offshore"), a marine energy services business. As a fee-based business focused on critical services, the business has limited direct commodity exposure and has a substantial portfolio of medium to long-term, fixed-rate contracts with high quality, primarily investment grade counterparties. Our investment in this marine energy services business was completed on September 25, 2017.

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Industrial Operations
Our industrial operations are focused on manufacturing, mining and distribution activities in a variety of businesses. During the second quarter of 2017, we acquired a controlling stake in the largest private water company in Brazil ("BRK Ambiental"). The company is comprised of water and sewage treatment operations and holds long-term, inflation-adjusted concession contracts with municipalities throughout Brazil. We believe the business can capture a growing share of the water and sewage improvements planned in Brazil over the next two decades, supporting strong and stable returns.
Our industrial operations also include a leading manufacturer of graphite electrodes, advanced carbon and graphite materials, as well as needle coke products used in the production of graphite electrodes. Graphite electrodes are primarily used in electric arc furnaces in mini-mill steel making and a significant portion of our sales are to the steel production industry. We completed the acquisition of this business in August 2015, at what we believe was a low point in the industry cycle, driven primarily by the oversupply and downward price pressure in the steel market. This is a capital-intensive business with significant barriers to entry and requires technical expertise to build and profitably operate. We are currently streamlining our processes with shorter lead times, lower costs, higher quality products and superior service, which should allow us to generate cash flows and returns as we come out of the trough in this cyclical business. We have seen tightness of graphic electrode supply and higher demand in 2017, which has led to a substantial increase in pricing.
In June 2015, we acquired operations that manufacture and market a comprehensive range of infrastructure products and engineered construction solutions. We acquired these operations by converting our term loan position, which we acquired in 2011, into an ownership position pursuant to a plan of arrangement under the Companies' Creditors Arrangement Act (Canada). Prior to the recapitalization, our consolidated results included interest and fees on our loan position. We manufacture and market corrugated high-density polyethylene pipe, or HDPE pipe, corrugated steel pipe, or CSP, and other drainage related products, including small bridge structures. We also manufacture and market engineered precast concrete systems such as parking garages, bridges, sport venues and building envelopes, as well as standard precast concrete products, such as steps, paving stones and utility vaults. We service customers in a diverse cross-section of industries that are located in every region of Canada, including Canada's national and regional public infrastructure markets and private sector markets in agricultural drainage, building construction and natural resources. Growth and profitability in these operations are directly impacted by the demand for infrastructure, but the diverse factors driving infrastructure investment activity generally result in relative stability of demand.
In addition, we hold interests in specialty metal and aggregates mining operations in Canada. The mining operations currently consist of a limestone aggregates quarry located in northern Alberta, Canada and the Lac des Iles, or LDI, mine in Ontario, Canada. The limestone quarry has 459.2 million tonnes of proven mineral reserves and 539.5 million tonnes of probable mineral reserves. As at May 29, 2017, the LDI mine had an estimated 38.5 million tonnes total proven and probable reserves with an average grade of 2.25 g/t palladium. The LDI mine has announced a new life of mine plan which increases production to an estimated 214,400 payable ounces of palladium per year over a 9.5-year mine life. LDI has begun to meet and exceed targeted underground production rate of 6,000 tonnes per day ahead of the original 2017 production plan. Our palladium mining operation has also returned to full-time mill operations several weeks ahead of schedule. Decommissioning liabilities relating to legal and constructive obligations for future site reclamation and closure of the mine sites are recognized when incurred and a liability and corresponding asset are recorded at management’s best estimate. Estimated closure and restoration costs are provided for in the accounting period when the obligation arising from the related disturbance occurs.
Corporate and Other
Corporate and other includes corporate cash and liquidity management, as well as activities related to the management of the partnership's relationship with Brookfield.
Developments in Our Business
Below are the key events in the development of our business since June 30, 2017:
On July 17, 2017, together with institutional partners, we completed the acquisition of our fuel marketing business for approximately $423 million which was funded with debt and equity. The share of the equity investment attributable to unitholders was approximately $43 million for a 26% ownership interest in the business. We plan to grow this business, which already benefits from significant scale and strong customer loyalty, through the PC Plus loyalty program, by rebranding to the Mobil fuel brand and by further building out this network.
In August we were selected, together with institutional partners (collectively, “Brookfield”) and Great Canadian Gaming Corporation (“Great Canadian”), as the successful proponent by the Ontario Lottery and Gaming Corporation (“OLG”) to operate certain gaming facilities in the Greater Toronto Area (the “GTA Bundle”). As a result of this award, Brookfield and Great Canadian will acquire all the gaming assets in the GTA Bundle and the exclusive right to operate these assets for a minimum period of 22 years, with a 10 year extension option, in accordance with the requirements of a Casino Operating and Services Agreement.

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Brookfield and Great Canadian will each hold a 49% interest in a newly formed partnership. The partnership will work closely with all vested stakeholders to revitalize the GTA Bundle and enhance guest experience.
On August 15, 2017, we sold an oil and gas producer ("Insignia Energy") in Western Canada within our energy segment. We first invested in this business in 2008 and throughout the years, the business had assembled a high-quality portfolio of natural gas resource properties, which represented a strong asset base and a significant drilling inventory in Western Canada. However, the business has been impacted by substantially lower commodity prices, instead of investing additional capital to maintain production, we decided to divest of the business. Based on our approximate 38% ownership interest in the business, our share of the proceeds after transaction and other costs was $9 million, resulting in a net loss of approximately $16 million, net of taxes.
On September 25, 2017, together with institutional partners, we acquired a 60% stake in Teekay Offshore in our energy segment ("marine energy services business"). The share of the equity investment attributable to unitholders was $317 million and included a 25% ownership interest in the business, participation in a loan payable by Teekay Offshore, warrants issued by Teekay Offshore, and an ownership share of Teekay Offshore's General Partner. Teekay Offshore is an international provider of marine transportation, oil production, storage, long-distance towing and offshore installation, maintenance and safety services to the oil industry. As a fee-based business focused on critical services, it has limited direct commodity exposure and the company has a substantial portfolio of medium to long-term, fixed-rate contracts with high quality, primarily investment grade counterparties. Our investment will strengthen its balance sheet thereby positioning the business to better service its customers and to take advantage of future growth opportunities, primarily several growth projects which are currently in their late stages of completion.
Subsequent to the quarter, together with institutional partners, we provided a $123 million first lien secured loan to Total Environment Group. Our share of the investment was approximately $32 million. Total Environment is a Bangalore-based home builder and proceeds of the loan will be used to refinance debt and fund construction of a portfolio of five residential projects.
Outlook
As at October 16, 2017
Our operations are primarily located in Canada, the United States, Australia, Europe, South America and the Middle East. We actively review opportunities in regions and sectors where we can buy for value.
Detailed below is a high-level overview of our key geographies and commodities exposure.
Canada: GDP grew by an estimated 2.1% in the third quarter of 2017 and is estimated to grow by 2.0% for the remainder of 2017. Household consumption growth remained very strong, rising 4.0% year-over-year, the fastest pace in nearly a decade. While strong growth may continue in the near-term, the medium-term is challenged by very high household debt levels, rising interest rates, and a stronger Canadian dollar.
United States: Real Gross Domestic Product ("GDP") grew by an estimated 2.6% in the third quarter of 2017 and is estimated to continue growing by approximately 2.0% in the near-term, with some potential upside from tax cuts (and a wider deficit). The labour market has remained strong, with the unemployment rate declining to 4.2% and its participation rate rising by 0.3%, resulting in higher wages. It is anticipated that the Federal Reserve will continue to increase interest rates. Industrial production rose 2.0% due to higher commodity prices and depreciation in the USD since January 2017.
Australia: GDP grew by an estimated 3.0% in the third quarter of 2017 and is estimated to grow approximately 3.0% in the near-term due to strong consumer and government spending. With a recently strong labour market, rising 2.5% year-over-year in August, rising inflation, and household debt concerns, a rate hike is expected to occur in 2018. Housing remains a key area of risk to the economy and rising interest rates will increase the pressure on households.
United Kingdom: GDP growth slowed to 1.5% in the third quarter of 2017 as consumption growth slowed to its weakest level since 2013. Households are retrenching as above-target inflation of 3.0% and a weak GBP erode their purchasing power. The Conservative Party reiterated the UK's position to seek a "hard" Brexit, which is expected to lead to lower real income in the long-term.
Eurozone: GDP grew by an estimated 2.2% in the third quarter of 2017, which is the fastest pace in over 6 years. Spain continues to lead the major Eurozone economies with 3.1% growth, but the disruptions caused by the political crisis in Catalonia will likely slow Spain's growth in the short-term, and possibly in the medium-term as well. Across the region, growth in household spending has been a key driver of the recovery, with retail sales volumes rising by 2.0-4.0% in most countries and employment rising by 1.0-3.0% in most countries during the quarter.
Brazil: GDP grew by 1.1% in the third quarter, as private consumption rebounded after a 10.0% decline over 2015-2016. The upturn is reflected across a broad set of indicators, including a 6.3% increase in retail sales, a 3.7% increase in industrial

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production, and a 1.0% increase in employment. Financial conditions are easing as the central bank cut the SELIC rate to 8.25% and paired with low inflation, real interest rates are declining.
Commodities: Alberta Energy Company ("AECO") prices fell below $1 per MMBtu in the third quarter of 2017 due to outages on the TransCanada pipeline and constraints from rising Montney gas production. U.S. gas production is at an all-time high of 74 Bcf/d, up 4 Bcf/d from February 2017, supported by increased gas drilling and associated gas from tight oil. In addition, the number of gas drilling rigs has more than doubled since last year. There is a risk that supply growth will outpace demand growth and cause U.S. prices to decline. Therefore, the industry has contracted for approximately 13 Bcf/d of new pipeline capacity over the next 18 months to help supply the ramp-up of approximately 7 Bcf/d of new U.S. LNG projects. Steel prices rose 21.0% reaching $560/t. Iron ore prices also strengthened in the third quarter, averaging $72/t before falling back to $60/t at the start of the fourth quarter. Met coal prices declined modestly to $187/t during the quarter. There has been strong demand in China during the year, and it is anticipated that weaker demand and supply growth pressures will ultimately bring iron ore, met coal, and steel prices back down. Oil prices were up to $50/barrel at the end of the third quarter of 2017 from $45 in the second quarter of 2017, which reflects a tighter market with inventories gradually being drawn down. Global demand growth has exceeded supply growth year-to-date, with demand up by 1.7 Mb/d and supply up by 1.1 Mb/d. In May 2017, OPEC announced a 9-month extension to their original 6-month production cut. There is a near-term downside risk that OPEC does not renew their deal in March 2018, and the U.S. backlog of drilled but uncompleted wells is rapidly completed and connected.

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Unaudited Interim Condensed Consolidated Results of Operations
Comparison of the Three and Nine Months Ended September 30, 2017 and 2016
The table below summarizes our results of operations for the three and nine months ended September 30, 2017 and 2016. Further details on our results of operations and our financial performance are presented within the "Segment Analysis" section.

	Three Months Ended September 30,		Nine Months Ended September 30,

(US$ Millions), except per unit amounts	2017	2016	2017	2016
Revenues	$7,640	$2,043	$14,444	$5,728
Direct operating costs	(7,295)	(1,889)	(13,842)	(5,322)
General and administrative expenses	(95)	(70)	(233)	(197)
Depreciation and amortization expense	(109)	(71)	(262)	(219)
Interest expense	(66)	(24)	(135)	(71)
Equity accounted income, net	37	28	61	75
Impairment expense, net	—	—	(30)	(106)
Gain (loss) on acquisitions/dispositions, net	(14)	29	267	57
Other income (expenses), net	(41)	11	(36)	(20)
Income (loss) before income tax	57	57	234	(75)
Current income tax (expense) recovery	(19)	(8)	(19)	(18)
Deferred income tax (expense) recovery	6	3	6	25
Net income (loss)	$44	$52	$221	$(68)
Attributable to:
Limited partners (1)	$(8)	$9	$21	$8
Brookfield Asset Management (2)	—	—	—	(35)
Non-controlling interests attributable to:
Redemption-Exchange Units held by Brookfield Asset Management (1)	(8)	11	23	9
Special Limited Partners	25	—	25	—
Interest of others in operating subsidiaries	35	32	152	(50)
	$44	$52	$221	$(68)
Basic and diluted earnings per limited partner unit (3) (4)	$(0.15)	$0.22	$0.40	$0.19
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(1)	For the periods subsequent to June 20, 2016.

(2)	For the periods prior to June 20, 2016.

(3)
Average number of partnership units outstanding on a fully diluted time weighted average basis, assuming the exchange of redemption exchange units held by Brookfield Asset Management for limited partnership units, for the three and nine months ended September 30, 2017 was 108.9 million and 108.3 million respectively, and for the three months ended September 30, 2016 was 92 million.

(4)	Income (loss) attributed to limited partnership unit on a fully diluted basis is reduced by incentive distributions paid to special limited partnership unitholders during the period.
For the three months ended September 30, 2017, we reported net income of $44 million, with $9 million of net income attributable to unitholders. This compares to net income of $52 million, with $20 million of net income attributable to unitholders, for the three months ended September 30, 2016. The decrease in net income was primarily due to the $16 million loss on sale, net of taxes, of Insignia Energy in our energy segment this quarter. This was partially offset by an increased contribution from our industrial operations segment, which benefited from the acquisition of BRK Ambiental during the second quarter of 2017, as well as improved performance in our graphite electrode manufacturing business and our palladium mining operation.
For the nine months ended September 30, 2017, we reported net income of $221 million, with $69 million of net income attributable to unitholders. Net income during the nine months ended September 30, 2017 is primarily attributable to the sale of our bath and shower products manufacturing business in January 2017, recognizing a net gain on the disposition of $233 million, with a $92 million net gain attributable to unitholders, before taxes. Also contributing to the increase was the increased contribution from our industrial operations due to the acquisition of BRK Ambiental, partially offset by the aforementioned net loss on the sale

9

of Insignia Energy in our energy segment during the third quarter of 2017. The increase was also partially offset by lower results in our construction services segment and higher management and corporate expenses, as well as lower equity accounted income primarily resulting from the reorganization of the ownership group and a partial sell down of our Western Australian energy operations. This compares to a net loss of $68 million, with a $18 million net loss attributable to unitholders, for the nine months ended September 30, 2016. The net loss during the nine months ended September 30, 2016 was primarily attributable to an impairment charge related to non-core assets held for sale at our graphite electrode manufacturing operations, as well as lower gas prices during the period.
Revenue
For the three months ended September 30, 2017, revenue increased by $5,597 million, to $7,640 million, compared to $2,043 million during the three months ended September 30, 2016. The increase in revenues was primarily due to the acquisition of Greenergy during the second quarter of 2017. Included in the revenue and direct operating costs for Greenergy is duty payable to the government of the U.K. The duty is considered a production cost, rather than a sales tax, as Greenergy is obligated for the tax and passes this cost to the customer; this flow through duty amount is recorded gross within revenues and direct costs without impact on the margin generated by the business. In addition, the acquisitions of BRK Ambiental in April 2017 and our fuel marketing business in July 2017 both contributed to the increase in revenues.
For the nine months ended September 30, 2017, revenue increased by $8,716 million, to $14,444 million, compared to $5,728 million during the nine months ended September 30, 2016. The increase in revenues for the nine months ended September 30, 2017 reflect similar variations as those described above, primarily related to our acquisitions of Greenergy, BRK Ambiental, and our fuel marketing business during the year. Revenue also increased in our business services segment, relative to the same period in the prior year, as we benefited from the acquisitions made by our Canadian facilities management business. Revenue in our construction services operations increased by $251 million for the nine months ended September 30, 2017, when compared to the same period in the prior year, as we continue to turn over a higher level of activity and increase our backlog.
Direct Operating Costs
For the three months ended September 30, 2017, direct operating costs increased by $5,406 million, to $7,295 million from the same period in the prior year. The increase in direct operating costs is primarily related to the acquisition of Greenergy during the second quarter of 2017. As noted, included in the revenue and direct operating costs for Greenergy is duty payable to the government of the U.K, which are recorded gross within revenues and direct costs without impact on the margin generated by the business. In addition, the acquisitions of BRK Ambiental in April 2017 and our fuel marketing business in July 2017 both contributed to the increase in direct operating costs in the current quarter.
For the nine months ended September 30, 2017, direct operating costs increased by $8,520 million, to $13,842 million from $5,322 million. The increase was primarily related to our acquisitions of Greenergy and our fuel marketing business during the period. Our construction services segment also contributed to this increase, as direct operating costs increased by $303 million, compared to the nine months ended September 30, 2016, due to a higher level of activity as well as margin compression on projects. Our facilities management business, within our business services segment, also contributed to the increase in direct operating costs increased in line with revenues. This was partially offset by a decrease in direct operating costs in our industrial operations resulting from the sale of our bath and shower products manufacturing business in January 2017.
General and Administrative Expenses
For the three months ended September 30, 2017, general and administrative, or G&A, expenses increased by $25 million to $95 million from $70 million from the same period in the prior year. G&A expenses increased due to the acquisitions of BRK Ambiental, Greenergy, and our fuel marketing business in 2017, which contributed a total of $30 million to G&A expenses for the three months ended September 30, 2017. The increase was slightly offset by the sale of our bath and shower products manufacturing business in January 2017.
For the nine months ended September 30, 2017, G&A expenses increased by $36 million to $233 million from $197 million from the same period in prior year. G&A expenses increased due to the acquisitions in 2017, and due to management fees and corporate expenses of $30 million being recorded for the nine months ended September 30, 2017. Management fees and corporate expenses incurred during the nine months ended September 30, 2016 were only $8 million as these fees relate to periods post spin-off. The increase was partially offset by the sale of our bath and shower products manufacturing business, which had contributed approximately $24 million to G&A expenses for the nine months ended September 30, 2016.
Depreciation and Amortization Expense
Depreciation and amortization expense, or D&A, includes depletion related to oil and gas assets, depreciation of property, plant and equipment, or PP&E, as well as the amortization of intangible assets. The highest contribution to D&A is from our

10

industrial operations and energy segments. The D&A expense from our industrial operations segment is primarily depreciation on PP&E assets at our graphite electrode manufacturing operations and our water distribution, collection and treatment operation. The D&A in our energy segment is largely from our oil and gas assets, where PP&E is depleted on a unit-of-production basis over the proved plus probable reserves. We use National Instrument 51-101 — Standards of Disclosure for Oil and Gas Activities, or NI 51-101, as the basis for defining and calculating proved and probable reserves for purposes of the D&A calculations. D&A is generally consistent year-over-year with large changes typically due to the addition or disposal of depreciable assets.
For the three and nine months ended September 30, 2017, D&A increased by $38 million and $43 million, respectively, compared to the same periods ended September 30, 2016. The increase in D&A was mainly due to the acquisitions of BRK Ambiental and Greenergy during the second quarter of 2017, as well as the acquisition of our fuel marketing business during the third quarter of 2017.
Interest Expense
For the three months ended September 30, 2017, interest expense increased by $42 million when compared to the three months ended September 30, 2016. The increase is due to the inclusion of borrowing costs related to BRK Ambiental, Greenergy, and our fuel marketing business, all of which were acquired in 2017. The increase is slightly offset by a reduction of interest expense in our energy segment compared to the prior period.
For the nine months ended September 30, 2017, the interest expense was $135 million, an increase of $64 million when compared to the nine months ended September 30, 2016. The increase is primarily due to the aforementioned acquisitions during 2017.
Equity Accounted Income, net
For the three months ended September 30, 2017, equity accounted income increased by $9 million relative to the same period in the prior year. The income was largely contributed from our Western Australia oil and gas operation, which we acquired in June 2015. The contribution from this operation increased, compared to the same period in the prior year, primarily due to the revaluation gain on the step up of an investment from a joint venture to a consolidated entity.
For the nine months ended September 30, 2017, equity accounted income decreased by $14 million relative to the same period in the prior year. Similar to the three months ended September 30, 2017, the income was largely contributed from our Western Australia energy operation. The decrease is primarily due to the reorganization of the ownership group and a partial sell down to institutional partners in the latter half of 2016, which is partially offset by the aforementioned revaluation gain on one of its investments.
Impairment Expense, net
There was no impairment expense recorded for the three months ended September 30, 2017 and September 30, 2016. For the nine months ended September 30, 2017, the impairment expense was $30 million, a decrease of $76 million when compared to the nine months ended September 30, 2016. The decrease is primarily due to the impairment recognized on the assets related to the discontinued operation within our graphite electrode manufacturing business during the second quarter of 2016.
Gains on Acquisitions/Dispositions, net
For the three months ended September 30, 2017, we recorded a net loss on dispositions of $14 million. The loss was primarily related to the sale of Insignia Energy in our energy segment, partially offset by a realized gain on an investment security in our business services segment during the quarter.
For the nine months ended September 30, 2017, we recorded a net gain on dispositions of $267 million. These gains were primarily related to the sale of our bath and shower products manufacturing business in January 2017, in which we realized a gain of $233 million, or $92 million attributable to unitholders, before taxes. We also disposed of public investment securities during the nine months ended September 30, 2017 in our energy, business services and industrial operations segments for realized gains of approximately $50 million, or $12 million attributable to unitholders. These gains were partially offset by the aforementioned loss on the sale of Insignia Energy in our energy segment during the third quarter of 2017. For the nine months ended September 30, 2016, we recorded a net gain of $57 million primarily related to the sale of corporate bonds and equity securities in our energy and industrial operations segments.

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Other Income (Expenses), net
For the three months ended September 30, 2017, other expenses of $41 million are primarily related to the unrealized fair value adjustments on financial instruments in our business services, industrial operations, and corporate segments. Also included in other income (expenses), net for the three months ended September 30, 2017 are transaction costs incurred on the 2017 acquisitions. During the three months ended September 30, 2016, other income of $11 million primarily related to an unrealized gain on a hedge position in our Canadian energy operations.
For the nine months ended September 30, 2017, other expenses of $36 million are primarily related to a loss on revaluation of an investment security within our energy segment and the aforementioned unrealized fair value adjustments in our business services segment and our industrial operations segments as well as transaction costs incurred on the acquisitions made during 2017. This is partially offset by the unrealized gains on hedges in our Canadian energy operations. During the nine months ended September 30, 2016, other expenses of $20 million primarily related to unrealized losses on the hedges in our Canadian energy operations.
Income Tax Expense (Recovery)
For the three months ended September 30, 2017, the current income tax expense was $19 million, compared to a $8 million current income tax expense for the same period in 2016. The deferred income tax in the quarter was a recovery of $6 million, compared to a $3 million deferred income tax recovery for the same period in 2016. The increase in total tax expense to $13 million for the three months ended September 30, 2017 compared to a total tax expense of $5 million for the three months ended September 30, 2016, was primarily attributable to higher taxable income for the three months ended September 30, 2017, which attracted a higher tax expense when compared to the taxable income of the same period in the prior year.
Our effective tax rate for the three months ended September 30, 2017 was 23%, while our composite income tax rate was 27%. Our consolidated net income includes income attributable to non‑controlling ownership interests in flow through entities (for example, partnerships), while our consolidated tax provision includes only our proportionate share of the tax provision of these entities. This gave rise to a 3% reduction in our effective tax rate, which was driven by differences in global tax rates in various countries in which we operate.
For the nine months ended September 30, 2017, the current income tax expense was $19 million, compared to a $18 million current income tax expense for the same period in 2016. The deferred income tax for the nine months ended September 30, 2017 was a recovery of $6 million, compared to a $25 million deferred income tax recovery for the same period in 2016. The increase in total tax expense to $13 million for the nine months ended September 30, 2017 compared to a total tax recovery of $7 million for the nine months ended September 30, 2016 was primarily attributable to the pre-tax net loss that occurred during the nine months ended September 30, 2016.

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Summary of Results
Quarterly Results
Total revenues and net income (loss) for the eight most recent quarters were as follows:

(US$ Millions), except per unit amounts	2017			2016				2015
	Q3	Q2	Q1	Q4	Q3	Q2	Q1	Q4
Three months ended
Revenues	$7,640	$4,870	$1,934	$2,232	$2,043	$2,008	$1,677	$2,087
Direct operating costs	(7,295)	(4,673)	(1,874)	(2,064)	(1,889)	(1,865)	(1,569)	(1,909)
General and administrative expenses	(95)	(76)	(62)	(72)	(70)	(64)	(62)	(68)
Depreciation and amortization expense	(109)	(88)	(65)	(67)	(71)	(76)	(72)	(70)
Interest expense	(66)	(50)	(19)	(19)	(24)	(23)	(24)	(29)
Equity accounted income (loss), net	37	14	10	(7)	28	20	27	(35)
Impairment expense, net	—	(23)	(7)	(155)	—	(106)	—	(7)
Gain (loss) on acquisitions/dispositions, net	(14)	9	272	—	29	28	—	—
Other income (expense), net	(41)	(9)	14	9	11	(21)	(10)	21
Income (loss) before income tax	57	(26)	203	(143)	57	(99)	(33)	(10)
Current income tax (expense)/recovery	(19)	(4)	4	(7)	(8)	(7)	(3)	(17)
Deferred income tax (expense)/recovery	6	4	(4)	16	3	15	7	(14)
Net income (loss)	$44	$(26)	$203	$(134)	$52	$(91)	$(29)	$(41)
Attributable to:
Limited partners(1)	$(8)	$(3)	$32	$(5)	$9	$(1)	$—	$—
Brookfield Asset Management(2)	—	—	—	—	—	(30)	(5)	2
Non-controlling interests attributable to:
Redemption-Exchange Units held by Brookfield Asset Management(1)	(8)	(3)	34	(6)	11	(2)	—	—
Special limited partners	25	—	—	—	—	—	—	—
Interest of others	35	(20)	137	(123)	32	(58)	(24)	(43)
Net income (loss)	$44	$(26)	$203	$(134)	$52	$(91)	$(29)	$(41)
Basic and diluted earnings (loss) per limited partner unit(3) (4)	$(0.15)	$(0.06)	$0.61	$(0.13)	$0.22	$(0.03)
____________________________________

(1)	For the periods subsequent to June 20, 2016.

(2)	For the periods prior to June 20, 2016.

(3)
Average number of partnership units outstanding on a fully diluted time weighted average basis, assuming the exchange of redemption exchange units held by Brookfield Asset Management for limited partnership units, for the three and nine months ended September 30, 2017 was 108.9 million and 108.3 million respectively, and for the three months ended September 30, 2016 was 92 million.

(4)	Income (loss) attributed to limited partnership unit on a fully diluted basis is reduced by incentive distributions paid to special limited partnership unitholders during the period.
Revenue and operating costs vary from quarter to quarter primarily due to acquisitions and dispositions of businesses, fluctuations in foreign exchange rates, business and economic cycles, and weather and seasonality in underlying operations. Broader economic factors and commodity market volatility, in particular, have a significant impact on a number of our operations, specifically, within our energy and industrial operations segments. Seasonality primarily affects our construction operations, and some of our business services operations. Our energy operations are also impacted by seasonality, usually generating stronger results in the first and fourth quarters. Net income is impacted by periodic gains and losses on acquisitions, monetizations and impairments.

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Review of Consolidated Financial Position
The following is a summary of the interim condensed consolidated statements of financial position as at September 30, 2017 and December 31, 2016:

(US$ Millions)	September 30, 2017	December 31, 2016
Assets
Cash and cash equivalents	$1,573	$1,050
Financial assets	680	539
Accounts receivable, net	4,057	1,797
Inventory and other assets	1,504	647
Assets held for sale	17	264
Property, plant and equipment	2,569	2,096
Deferred income tax assets	175	111
Intangible assets	3,202	371
Equity accounted investments	626	166
Goodwill	1,527	1,152
Total assets	$15,930	$8,193
Liabilities and equity in net assets
Liabilities
Accounts payable and other	$5,344	$2,457
Liabilities associated with assets held for sale	13	66
Borrowings	3,662	1,551
Deferred income tax liabilities	880	81
Total liabilities	$9,899	$4,155
Equity
Limited partners	$1,641	$1,206
General partner	—	—
Brookfield Asset Management Inc.	—	—
Non-controlling interests attributable to:
Redemption-Exchange Units, Preferred Shares and Special Limited Partnership Units held by Brookfield Asset Management Inc.	1,540	1,295
Interest of others in operating subsidiaries	2,850	1,537
Total equity	6,031	4,038
Total liabilities and equity	$15,930	$8,193
Financial Assets
Financial assets increased by $141 million from $539 million as at December 31, 2016 to $680 million as at September 30, 2017. The increase was primarily due to the acquisition of Greenergy, as well as the promissory note and warrants that the partnership acquired as part of the its investment in Teekay Offshore. The increase was partially offset by the disposition of investment securities in our energy segment.
The following table presents financial assets by segment as at September 30, 2017 and December 31, 2016:

(US$ Millions)	Construction Services	Business Services	Energy	Industrial Operations	Corporate and Other	Total
September 30, 2017	$55	$277	$329	$19	$—	$680
December 31, 2016	$70	$128	$324	$17	$—	$539

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Accounts Receivable
Accounts receivable increased by $2,260 million from $1,797 million as at December 31, 2016, to $4,057 million as at September 30, 2017. The increase was primarily related to the acquisitions of BRK Ambiental and Greenergy, which together accounted for $1,971 million of the increase. The increase is also due to higher activity in our construction services operation, which is partially offset by the settlement of securities sold in late 2016.
Inventory and Other Assets
Inventory and other assets increased by $857 million from $647 million as at December 31, 2016, to $1,504 million as at September 30, 2017. The change in the balance is primarily related to the acquisitions of BRK Ambiental, Greenergy and our fuel marketing business, which together accounted for $905 million of the increase. Greenergy's inventory and other assets balance included fuel inventories and Renewable Transport Fuel Obligation ("RTFO") certificates. RTFOs are generated on the blending of biofuel into the Greenergy fuel supplies, and these certificates can be sold to other oil companies.
Assets Held for Sale
Assets held for sale are $17 million as at September 30, 2017, compared to $264 million as at December 31, 2016. In January 2017, we closed the sale of our bath and shower products manufacturing operations which resulted in a decrease of assets held for sale of $171 million. The balance as at September 30, 2017 relates to certain non-core operations within our graphite electrode manufacturing business.
Property, Plant & Equipment
PP&E is primarily related to our industrial services, business services, and energy operations segments. The PP&E balance of $2,569 million as at September 30, 2017, increased by $473 million when compared to $2,096 million as at December 31, 2016. The increase was primarily related to the acquisitions of BRK Ambiental, Greenergy, and our fuel marketing business, which were completed in 2017 and contributed an aggregate of $457 million to the balance as at September 30, 2017.
Intangible Assets
Intangible assets are primarily related to our industrial operations and business services segments. Intangible assets increased by $2,831 million, from $371 million as at December 31, 2016, to $3,202 million as at September 30, 2017. The increase in intangible assets was primarily due to the acquisition of BRK Ambiental, where we acquired $2,472 million of intangible assets, primarily comprised of concession agreements; Greenergy, where we acquired $201 million of intangible assets, primarily comprised of customer relationships and technology; and our fuel marketing business, where we acquired $167 million of intangible assets, primarily related to a loyalty program.
Equity Accounted Investment
Equity accounted investments increased by $460 million, from $166 million as at December 31, 2016 to $626 million as at September 30, 2017, primarily due to the acquisitions during 2017, which contributed an aggregate of $441 million to the equity accounted investments balance as at September 30, 2017.
Goodwill
Goodwill increased by $375 million from $1,152 million as at December 31, 2016, to $1,527 million as at September 30, 2017. This increase was primarily due to the acquisition of Greenergy and our fuel marketing business, as well as the positive effect of the fluctuations in the foreign exchange rates on the conversion of our construction services and facilities management operations' goodwill balances to USD.
Accounts Payable and Other
Accounts payable and other increased by $2,887 million from $2,457 million as at December 31, 2016, to $5,344 million as at September 30, 2017. The increase was primarily related to the acquisitions of BRK Ambiental, Greenergy, and our fuel marketing business which increased the balance in aggregate by $2,509 million. The Greenergy accounts payable balance included flow through taxes and duties payable to the government of the U.K. In addition, higher contract volumes and increased activity at our construction services operation increased the balance by approximately $373 million. This increase was partially offset by a decrease at our financial advisory services from reduced activity during the quarter.
Borrowings
Borrowings are discussed in the "Liquidity and Capital Resources" section of this MD&A.

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Equity Attributable to Unitholders
As at September 30, 2017, our capital structure was comprised of two classes of partnership units, LP Units and GP Units. LP Units entitle the holder to their proportionate share of distributions. GP Units entitle the holder the right to govern our financial and operating policies. See Item 10.B., "Memorandum and Articles of Association — Description of our Units and our Limited Partnership Agreement" in our Annual Report on Form 20-F.
Holding LP's capital structure is comprised of three classes of partnership units: Special LP Units, managing general partner units and Redemption-Exchange Units held by Brookfield. In its capacity as the holder of the Special LP units of Holding LP, the special limited partner is entitled to receive incentive distributions based on a 20% increase in the unit price of the partnership over an initial threshold. See Item 10.B, "Memorandum and Articles of Association — Description of the Holding LP Limited Partnership Agreement" in our Annual Report on Form 20-F.
The Board of Directors approved a $69 million incentive distribution payment, or $17.3 million per Special LP unit, to Brookfield, payable on December 29, 2017, based on the volume weighted average price of $29.34 (exceeding the previous incentive distribution threshold of $26.17/unit) and the time weighted average of 108.9 million units outstanding for the quarter. Going forward the incentive distribution threshold is $29.34/unit.
As part of the spin-off, Brookfield also subscribed for $15 million of preferred shares of our holding entities.
On August 11, 2017, the Toronto Stock Exchange accepted a notice filed by the partnership of its intention to commence a normal course issuer bid, or NCIB, for its limited partnership units. Under the NCIB, our Board of Directors authorized us to repurchase up to 5% of the issued and outstanding units as at August 11, 2017, or 2,592,264 units. No repurchases have been made under the NCIB as at the date of this MD&A.
In September 2017, the partnership issued approximately 13,340,000 limited partnership units at a price of $30 per unit, for gross proceeds of approximately $400 million before equity issuance costs of $8 million. Concurrently, Holding LP issued approximately 6,945,000 million redemption-exchange units to Brookfield at $28.80 per unit for additional proceeds of approximately $200 million. The unit offering resulted in a decrease in Brookfield's ownership in the partnership from 75% to 69% before giving effect to the over-allotment option. As at September 30, 2017 and December 31, 2016, the total number of partnership units outstanding are as follows:

UNITS	September 30, 2017	December 31, 2016
GP Units	4	4
LP Units	65,185,298	51,845,298
Non-controlling interests:
Redemption-Exchange Units, held by Brookfield	63,095,497	56,150,497
Special LP Units	4	4
On October 26, 2017, the underwriters exercised their over-allotment option to purchase an additional 1,000,500 units at a price of $30.00 per unit, for gross proceeds of approximately $30 million less equity issuance costs of approximately $1 million.
Segment Analysis
IFRS 8, Operating Segments, requires operating segments to be determined based on internal reports that are regularly reviewed by our chief operating decision maker, or CODM, for the purpose of allocating resources to the segment and to assessing its performance. The key measures used by the CODM in assessing performance and in making resource allocation decisions are funds from operations, or Company FFO and Company EBITDA. Company FFO is calculated as net income excluding the impact of depreciation and amortization, deferred income taxes, breakage and transaction costs, non-cash gains or losses and other items. Company FFO is presented net to unitholders, or net to parent company. When determining Company FFO, we include our proportionate share of Company FFO of equity accounted investments. Company FFO is considered a key measure of our financial performance and we use Company FFO to assess operating results and our business performance. Company FFO is further adjusted as Company EBITDA to exclude the impact of realized disposition gains (losses), interest expense, current income taxes, and realized disposition gains, current income taxes and interest expenses related to equity accounted investments. Company EBITDA is presented net to unitholders, or net to parent company. See "Reconciliation to Non-IFRS Measures" for a more fulsome discussion, including a reconciliation to the most directly comparable IFRS measures.

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The following table presents Company EBITDA and Company FFO for the three and nine months ended September 30, 2017 and 2016:

	Three Months Ended September 30,		Nine Months Ended September 30,
(US$ Millions)	2017	2016	2017	2016
Revenues	$7,640	$2,043	$14,444	$5,728
Direct operating costs	(7,295)	(1,889)	(13,842)	(5,322)
General and administrative expenses	(95)	(70)	(233)	(197)
Equity accounted Company EBITDA	22	43	64	151
Company EBITDA attributable to others (1)	(187)	(67)	(301)	(183)
Company EBITDA (2) (3)	$85	$60	$132	$177
Realized disposition gains (loss), net	(37)	29	244	57
Interest expense	(66)	(24)	(135)	(71)
Realized disposition gain, current income taxes and interest expenses related to equity accounted investments	(2)	(4)	(4)	(15)
Current income taxes	(19)	(8)	(19)	(18)
Company FFO attributable to others (net of Company EBITDA attributable to others) (1)	85	(3)	(34)	15
Company FFO (2) (3)	$46	$50	$184	$145
____________________________________

(1)	Attributable to interests of others in our operating subsidiaries.

(2)
Attributable to parent company prior to the spin-off on June 20, 2016 ("Spin-off"), and to limited partnership unitholders, general partnership unitholders, redemption-exchange unitholders, and special limited partnership unitholders post Spin-off.

(3)
Company FFO is a non-IFRS measure and is calculated as net income excluding the impact of depreciation and amortization, deferred income taxes, breakage and transaction costs, non-cash gains or losses and other items. When determining Company FFO, we include our proportionate share of Company FFO of equity accounted investments. Company FFO is further adjusted as Company EBITDA to exclude the impact of realized disposition gains (losses), interest expense, current income taxes, and realized disposition gain, current income taxes and interest expenses related to equity accounted investments. Company EBITDA and Company FFO are presented net to unitholders. For further information on Company FFO and Company EBITDA see the “Reconciliation of Non IFRS Measures” section of the MD&A.

For the three months ended September 30, 2017, we reported Company EBITDA of $85 million, an increase of $25 million relative to the three months ended September 30, 2016. The increase in Company EBITDA is primarily due to an increased contribution from our industrial operations segment, specifically a $21 million contribution from BRK Ambiental which was acquired in April 2017, and improved performance in our graphite electrode manufacturing business and our palladium mining operation, which together, contributed an additional $9 million to Company EBITDA when compared to the three months ended September 30, 2016. This increase is partially offset by an increase in management and corporate expenses.
For the nine months ended September 30, 2017, we reported Company EBITDA of $132 million, a decrease of $45 million compared to the same period in 2016 due to lower results in our construction services and higher management and corporate expenses, as well as lower equity accounted income, primarily resulting from the reorganization of the ownership group and a partial sell down of our Western Australian energy operations. These decreases were partially offset by the aforementioned increase in contributions from our industrial operations segment.
For the three months ended September 30, 2017, we reported Company FFO of $46 million, a decrease of $4 million relative to the three months ended September 30, 2016. The decrease in Company FFO compared to the same period in 2016 is primarily due to the loss incurred on the sale of Insignia Energy in our energy segment this quarter which was partially offset by the increase in contributions from our industrial operations segment as discussed above. Additionally, Company FFO in the prior period benefited from $29 million of realized disposition gains on the sale of investments in our energy and industrial segments.
For the nine months ended September 30, 2017, we reported Company FFO of $184 million, an increase of $39 million relative to the nine months ended September 30, 2016. Company FFO benefited from the disposition of our bath and shower products manufacturing business in January 2017, resulting in a realized gain of $233 million, or $92 million attributable to unitholders before taxes. We also disposed of public investment securities during the nine months ended September 30, 2017 in our energy, business services and industrial operations segments for realized gains of approximately $50 million, or $12 million attributable to unitholders. This was partially offset by the aforementioned loss on sale of Insignia Energy in our energy segment

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of $48 million, or $16 million attributable to unitholders net of taxes, and the fact that Company FFO in the prior period benefited from $57 million in gains related to the sale of investment securities during the nine months ended September 30, 2016.
Construction Services
The following table presents Company EBITDA and Company FFO for our construction services segment for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
(US$ Millions)	2017	2016	2017	2016
Revenues	$1,237	$1,120	$3,378	$3,127
Direct operating costs	(1,206)	(1,089)	(3,330)	(3,027)
General and administrative expenses	(11)	(12)	(33)	(32)
Equity accounted Company EBITDA	—	1	—	1
Company EBITDA attributable to others (1)	—	—	1	—
Company EBITDA (2) (3)	$20	$20	$16	$69
Realized disposition gain, net	—	—	2	—
Interest expense	—	—	—	(1)
Realized disposition gain, current income taxes and interest expenses related to equity accounted investments	—	—	—	—
Current income taxes	(3)	(4)	9	(5)
Company FFO attributable to others (net of Company EBITDA attributable to others) (1)	—	—	(1)	—
Company FFO (2) (3)	$17	$16	$26	$63
The following table presents equity attributable to unitholders for our construction services segment as at September 30, 2017 and December 31, 2016:

(US$ Millions)	September 30, 2017	December 31, 2016
Total assets	$2,778	$2,275
Total liabilities	1,769	1,389
Interests of others in operating subsidiaries (1)	—	9
Equity attributable to unitholders (2)	1,009	877
Total equity	$1,009	$886
____________________________________

(1)	Attributable to interests of others in our operating subsidiaries.

(2)
Attributable to parent company prior to the spin-off on June 20, 2016 ("Spin-off"), and to limited partnership unitholders, general partnership unitholders, redemption-exchange unitholders, and special limited partnership unitholders post Spin-off.

(3)
Company FFO is a non-IFRS measure and is calculated as net income excluding the impact of depreciation and amortization, deferred income taxes, breakage and transaction costs, non-cash gains or losses and other items. When determining Company FFO, we include our proportionate share of Company FFO of equity accounted investments. Company FFO is further adjusted as Company EBITDA to exclude the impact of realized disposition gains (losses), interest expense, current income taxes, and realized disposition gain, current income taxes and interest expenses related to equity accounted investments. Company EBITDA and Company FFO are presented net to unitholders. For further information on Company FFO and Company EBITDA see the “Reconciliation of Non IFRS Measures” section of the MD&A.

Comparison of the Three and Nine Months Ended September 30, 2017 and 2016
We continue to turn over a high volume of work across our global operations, resulting in revenue increasing by 10.4% to $1,237 million for the three months ended September 30, 2017, compared to $1,120 million for the three months ended September 30, 2016. For the nine months ended September 30, 2017, revenue increased to $3,378 million compared to $3,127 million for the nine months ended September 30, 2016, representing an increase of 8.0%. The revenue contribution on a regional basis for the three months ended September 30, 2017 was as follows: Australia 56% (2016 - 53%); U.K. 33% (2016 - 30%); the Middle East 10% (2016 - 15%); and Other 1% (2016 - 2%).
For the three months ended September 30, 2017, our construction services operations contributed Company EBITDA of $20 million, which is in line with the same period in 2016. Company EBITDA for the nine months ended September 30, 2017 decreased by $53 million to $16 million from $69 million in the prior period. The decrease is primarily a result of margin compression

18

on select projects in Australia in the first half of 2017, more than offsetting the marginal improvement in Australia and the U.K. during the third quarter.
Company FFO for the three months ended September 30, 2017 was $17 million, representing an increase of $1 million when compared to the same period in the prior year. The increase in Company FFO was due to lower current taxes in the operations compared to the three months ended September 30, 2016. Company FFO for the nine months ended September 30, 2017 was $26 million, representing a decrease of $37 million when compared to the same period in prior year. This is primarily due to the aforementioned margin compression on select projects, partially offset by lower current tax expense.
As at September 30, 2017, we have 102 projects under active construction; our backlog remains strong at $8.0 billion (2016 - $6.7 billion) and represents approximately 1.9 years of work. The business continues to win jobs at targeted margins, securing approximately $1.7 billion of new work in the third quarter, including two mix-use properties in the U.K. and one office property in Australia. We are also in advanced negotiations on several large projects across our portfolio, and are preferred bidders on a substantial amount of work, which, if successful, will further bolster backlog levels throughout the remainder of the year.
Maintenance and growth capital expenditures for the three months ended September 30, 2017 were $nil and $1 million compared to $3 million and $3 million in the same period of the prior year and predominantly consist of equipment purchases for utilization on our construction projects across our regions.
Business Services
The following table presents Company EBITDA and Company FFO for our business services segment for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
(US$ Millions)	2017	2016	2017	2016
Revenues	$5,833	$509	$9,722	$1,442
Direct operating costs	(5,703)	(457)	(9,493)	(1,304)
General and administrative expenses	(39)	(26)	(92)	(76)
Equity accounted Company EBITDA	8	8	23	18
Company EBITDA attributable to others (1)	(72)	(11)	(112)	(31)
Company EBITDA (2) (3)	$27	$23	$48	$49
Realized disposition gain, net	11	—	17	—
Interest expense	(15)	(4)	(28)	(11)
Realized disposition gain, current income taxes and interest expenses related to equity accounted investments	—	—	—	—
Current income taxes	(12)	(3)	(16)	(9)
Company FFO attributable to others (net of Company EBITDA attributable to others) (1)	12	2	23	6
Company FFO (2) (3)	$23	$18	$44	$35

19

The following table presents equity attributable to the unitholders for our business services segment as at September 30, 2017 and December 31, 2016:

(US$ Millions)	September 30, 2017	December 31, 2016
Total assets	$4,881	$1,690
Total liabilities	4,157	1,068
Interests of others in operating subsidiaries (1)	353	265
Equity attributable to unitholders (2)	371	357
Total equity	$724	$622
____________________________________

(1)	Attributable to interests of others in our operating subsidiaries.

(2)
Attributable to parent company prior to the spin-off on June 20, 2016 ("Spin-off"), and to limited partnership unitholders, general partnership unitholders, redemption-exchange unitholders, and special limited partnership unitholders post Spin-off.

(3)
Company FFO is a non-IFRS measure and is calculated as net income excluding the impact of depreciation and amortization, deferred income taxes, breakage and transaction costs, non-cash gains or losses and other items. When determining Company FFO, we include our proportionate share of Company FFO of equity accounted investments. Company FFO is further adjusted as Company EBITDA to exclude the impact of realized disposition gains (losses), interest expense, current income taxes, and realized disposition gain, current income taxes and interest expenses related to equity accounted investments. Company EBITDA and Company FFO are presented net to unitholders. For further information on Company FFO and Company EBITDA see the “Reconciliation of Non IFRS Measures” section of the MD&A.

Comparison of the Three and Nine Months Ended September 30, 2017 and 2016
Revenue from our business services segment for the three months ended September 30, 2017 was $5,833 million, an increase of $5,324 million compared to revenues in the same period in 2016 of $509 million. Direct operating costs increased by $5,246 million, to $5,703 million for the three months ended September 30, 2017, from $457 million in the same period in 2016. For the nine months ended September 30, 2017, revenue increased by $8,280 million to $9,722 million, while direct operating costs increased by $8,189 million to $9,493 million, compared to the same period in 2016. The increase in revenue and direct costs is primarily due to our acquisition of Greenergy during the second quarter of 2017. Included in the revenue and direct operating costs for Greenergy is duty payable to the government of the U.K. which is recorded gross within revenues and direct costs without impact on the margin generated by the business. Our acquisition of our fuel marketing business also contributed to both the increase in revenue and direct operating costs.
Company EBITDA in our business services segment was $4 million higher for the three months ended September 30, 2017, and $1 million lower for the nine months ended September 30, 2017, when compared to the three and nine months ended September 30, 2016. During the quarter, there were lower contributions from our financial advisory service business, which were more than offset by the contributions from the acquisitions of Greenergy and our fuel marketing business during the second and third quarters of 2017, respectively. The decrease in Company EBITDA for the nine months ended September 30, 2017, when compared to the prior year, was primarily due to the same factors noted above as well as lower revenue from our financial advisory service business in the first quarter of 2017.
For the three months ended September 30, 2017, Company FFO from our business services segment increased to $23 million from $18 million during the three months ended September 30, 2016, primarily due to the aforementioned acquisitions and contributions from the sale of an investment security during the quarter, partially offset by lower contributions from our financial advisory service business. For the nine months ended September 30, 2017, Company FFO from our business services segment was $44 million representing an increase of $9 million from $35 million for the nine months ended September 30, 2016. The increase in Company FFO was mainly due to the realized gains from the sale of investment securities during the first and second quarters of 2017, which was partially offset by the higher interest expense due to increased borrowings related to the acquisition of Greenergy. In addition, our relocation services business realized a gain of $5 million on the strategic sale of certain client contracts during the first quarter of 2017.
Maintenance and growth capital expenditures for the three months ended September 30, 2017 were $7 million and $5 million respectively, compared to $nil and $nil in the same period of the prior year. The capital expenditures are primarily in our relocation services business and Greenergy.

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Energy
The following table presents Company EBITDA and Company FFO for our energy segment for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
(US$ Millions)	2017	2016	2017	2016
Revenues	$66	$68	$199	$197
Direct operating costs	(50)	(43)	(146)	(130)
General and administrative expenses	(4)	(4)	(12)	(12)
Equity accounted Company EBITDA	14	34	40	132
Company EBITDA attributable to others (1)	(12)	(39)	(36)	(132)
Company EBITDA (2) (3)	$14	$16	$45	$55
Realized disposition gain (loss), net	(48)	5	(12)	24
Interest expense	(7)	(9)	(20)	(24)
Realized disposition gain, current income taxes and interest expenses related to equity accounted investments	(2)	(4)	(4)	(15)
Current income taxes	2	—	1	(1)
Company FFO attributable to others (net of Company EBITDA attributable to others) (1)	36	4	16	8
Company FFO (2) (3)	$(5)	$12	$26	$47
The following table presents equity attributable to unitholders for our energy segment as at September 30, 2017 and December 31, 2016:

(US$ Millions)	September 30, 2017	December 31, 2016
Total assets	$1,723	$1,596
Total liabilities	655	769
Interests of others in operating subsidiaries (1)	486	483
Equity attributable to unitholders (2)	582	344
Total equity	$1,068	$827
____________________________________

(1)	Attributable to interests of others in our operating subsidiaries.

(2)
Attributable to parent company prior to the spin-off on June 20, 2016 ("Spin-off"), and to limited partnership unitholders, general partnership unitholders, redemption-exchange unitholders, and special limited partnership unitholders post Spin-off.

(3)
Company FFO is a non-IFRS measure and is calculated as net income excluding the impact of depreciation and amortization, deferred income taxes, breakage and transaction costs, non-cash gains or losses and other items. When determining Company FFO, we include our proportionate share of Company FFO of equity accounted investments. Company FFO is further adjusted as Company EBITDA to exclude the impact of realized disposition gains (losses), interest expense, current income taxes, and realized disposition gain, current income taxes and interest expenses related to equity accounted investments. Company EBITDA and Company FFO are presented net to unitholders. For further information on Company FFO and Company EBITDA see the “Reconciliation of Non IFRS Measures” section of the MD&A.

21

Comparison of the Three and Nine Months Ended September 30, 2017 and 2016
Revenue from our energy segment for the three months ended September 30, 2017 was $66 million, representing a decrease of $2 million compared to the same period in 2016 of $68 million. Direct operating costs increased by $7 million, to $50 million for the three months ended September 30, 2017, from $43 million in the same period in 2016. The decrease in revenue compared to prior year was primarily due to lower interest income from a corporate bond investment which was converted to an equity position in October 2016. This was partially offset by an increase in volumes in our Canadian well-servicing operations, which increased both revenues and direct costs. The decrease in revenues was also offset by slightly higher realized prices relative to the same period in the prior year in our Canadian energy operations. Our realized natural gas pricing was 3% higher during the three months ended September 30, 2017, compared to the three months ended September 30, 2016. For the nine months ended September 30, 2017, revenue from the segment was $199 million, representing an increase of $2 million, while direct operating costs increased by $16 million, to $146 million, when compared to the same period in 2016. Revenues only increased slightly due to an offsetting $22 million decrease from the lower interest income from a corporate bond investment which was converted to an equity position in October 2016.
Company EBITDA in our energy segment was $14 million for the three months ended September 30, 2017, compared to $16 million for the three months ended September 30, 2016. Equity accounted Company EBITDA for the three months ended September 30, 2017 was lower than the prior period primarily due to the fact that our Western Australia properties incurred higher production costs primarily due to lower credits as a result of a decrease in exploration in the current quarter compared to the prior year. This was partially offset by contributions from the acquisition of our marine energy services business during the quarter, as well as a higher contribution from our Canadian energy operations when compared to the prior period. For the nine months ended September 30, 2017, Company EBITDA in our energy segment was $45 million compared to $55 million for the nine months ended September 30, 2016. The decrease was primarily due to the reorganization of the ownership group and partial sell down to institutional partners of our Western Australia energy operations in the latter half of 2016.
Company FFO in our energy segment was negative $5 million for the three months ended September 30, 2017, compared to $12 million for the three months ended September 30, 2016. In addition to the decrease in Company EBITDA for the three months ended September 30, 2017, Company FFO decreased further due to the realized loss on the sale of Insignia Energy in August 2017. For the nine months ended September 30, 2017, Company FFO in our energy segment was $26 million compared to $47 million for the nine months ended September 30, 2016. The decrease in Company FFO for the nine months ended September 30, 2017 is a result of the aforementioned loss on the sale of Insignia Energy during the quarter. The decrease is partially offset by lower equity accounted interest expense due to the previously mentioned sell down of a portion of our Western Australian energy operations, and the fact that the prior period benefited from net gains realized on the disposition of investment securities.
Our consolidated energy operations, excluding equity accounted investments, had maintenance and growth capital expenditures for the three months ended September 30, 2017 of $6 million and $nil, respectively, compared to $4 million and $nil, respectively, in the same period in 2016.

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Industrial Operations
The following table presents Company EBITDA and Company FFO for our industrial operations segment for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
(US$ Millions)	2017	2016	2017	2016
Revenues	$503	$346	$1,140	$962
Direct operating costs	(335)	(300)	(870)	(861)
General and administrative expenses	(29)	(21)	(66)	(69)
Equity accounted Company EBITDA	—	—	1	—
Company EBITDA attributable to others (1)	(103)	(17)	(154)	(20)
Company EBITDA (2) (3)	$36	$8	$51	$12
Realized disposition gain, net	—	24	237	33
Interest expense	(44)	(11)	(87)	(35)
Realized disposition gain, current income taxes and interest expenses related to equity accounted investments	—	—	—	—
Current income taxes	(7)	(1)	(20)	(3)
Company FFO attributable to others (net of Company EBITDA attributable to others) (1)	37	(9)	(72)	1
Company FFO (2) (3)	$22	$11	$109	$8
The following table presents equity attributable to the parent company for our industrial operations segment as at September 30, 2017 and December 31, 2016:

(US$ Millions)	September 30, 2017	December 31, 2016
Total assets	$5,944	$2,047
Total liabilities	3,280	895
Interests of others in operating subsidiaries (1)	2,011	780
Equity attributable to unitholders (2)	653	372
Total equity	$2,664	$1,152
____________________________________

(1)	Attributable to interests of others in our operating subsidiaries.

(2)
Attributable to parent company prior to the spin-off on June 20, 2016 ("Spin-off"), and to limited partnership unitholders, general partnership unitholders, redemption-exchange unitholders, and special limited partnership unitholders post Spin-off.

(3)
Company FFO is a non-IFRS measure and is calculated as net income excluding the impact of depreciation and amortization, deferred income taxes, breakage and transaction costs, non-cash gains or losses and other items. When determining Company FFO, we include our proportionate share of Company FFO of equity accounted investments. Company FFO is further adjusted as Company EBITDA to exclude the impact of realized disposition gains (losses), interest expense, current income taxes, and realized disposition gain, current income taxes and interest expenses related to equity accounted investments. Company EBITDA and Company FFO are presented net to unitholders. For further information on Company FFO and Company EBITDA see the “Reconciliation of Non IFRS Measures” section of the MD&A.

Comparison of the Three and Nine Months Ended September 30, 2017 and 2016
Revenue from our industrial operations segment for the three months ended September 30, 2017 was $503 million, representing an increase of $157 million compared to the same period in 2016 of $346 million. Direct operating costs increased by $35 million, to $335 million for the three months ended September 30, 2017, from $300 million in the same period in 2016. The increase in revenue and direct operating costs is primarily due to our acquisition of BRK Ambiental, partially offset by the sale of our bath and shower products manufacturing business in January 2017, which had contributed $77 million of revenue and $61 million of direct operating costs for the three months ended September 30, 2016. BRK Ambiental contributed $202 million to revenues and $93 million to direct operating costs during the three months ended September 30, 2017. The remaining increase is due to increased contributions as a result of improved performance from our graphite electrode manufacturing business and our palladium mining operation. For the nine months ended September 30, 2017, revenue from the segment was $1,140 million,

23

representing an increase of $178 million, while direct operating costs increased by $9 million, to $870 million, compared to the same period in 2016. The increase in revenue and direct operating costs is due to the aforementioned acquisition of BRK Ambiental, partially offset by the sale of our bath and shower products manufacturing business.
Company EBITDA in our industrial operations segment increased by $28 million for the three months ended September 30, 2017, compared to the three months ended September 30, 2016. The increase is primarily due to improved performance of our graphite electrode manufacturing business and our palladium mining operations, which benefited from increased sales volume and pricing. The acquisition of BRK Ambiental increased Company EBITDA during the quarter, partially offset by the sale of our bath and shower products manufacturing business which contributed $3 million to EBITDA in the prior period. For the nine months ended September 30, 2017, Company EBITDA in our industrials operations segment was $51 million compared to $12 million for the nine months ended September 30, 2016. This increase was due to the same factors as noted for the three months ended September 30, 2017.
Company FFO in our industrial operations segment was $22 million for the three months ended September 30, 2017, compared to $11 million for the three months ended September 30, 2016. Interest expense increased by $33 million for the three months ended September 30, 2017 primarily due to the acquisition of BRK Ambiental. Company FFO for the three months ended September 30, 2016 benefited from a $20 million gain, or $6 million attributable to unitholders, on the disposition of public security investments. For the nine months ended September 30, 2017, Company FFO in our industrial operations segment was $109 million compared to $8 million for the nine months ended September 30, 2016, an increase of $101 million. Company FFO for the nine months ended September 30, 2017 includes a net gain of $92 million attributable to unitholders resulting from the sale of our bath and shower products manufacturing business in January 2017, as well as current income taxes related to the disposal of $8 million.
Maintenance and growth capital expenditures for the three months ended September 30, 2017 were $16 million and $6 million respectively, compared to $nil and $2 million in the same period of the prior year. The capital expenditure is primarily in our graphite electrode manufacturing and palladium mining operations.
Corporate and Other
The following table presents Company EBITDA and Company FFO for our corporate and other segment for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
(US$ Millions)	2017	2016	2017	2016
Revenues	$1	$—	$5	$—
Direct operating costs	(1)	—	(3)	—
General and administrative expenses	(12)	(7)	(30)	(8)
Equity accounted Company EBITDA	—	—	—	—
Company EBITDA attributable to others (1)	—	—	—	—
Company EBITDA (2) (3)	$(12)	$(7)	$(28)	$(8)
Realized disposition gain, net	—	—	—	—
Interest expense	—	—	—	—
Realized disposition gain, current income taxes and interest expenses related to equity accounted investments	—	—	—	—
Current income taxes	1	—	7	—
Company FFO attributable to others (net of Company EBITDA attributable to others) (1)	—	—	—	—
Company FFO (2) (3)	$(11)	$(7)	$(21)	$(8)

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The following table presents equity attributable to unitholders for our corporate and other segment as at September 30, 2017 and December 31, 2016:

(US$ Millions)	September 30, 2017	December 31, 2016
Total assets	$604	$585
Total liabilities	38	34
Interests of others in operating subsidiaries (1)	—	—
Equity attributable to unitholders (2)	566	551
Total equity	$566	$551
____________________________________

(1)	Attributable to interests of others in our operating subsidiaries.

(2)
Attributable to parent company prior to the spin-off on June 20, 2016 ("Spin-off"), and to limited partnership unitholders, general partnership unitholders, redemption-exchange unitholders, and special limited partnership unitholders post Spin-off.

(3)
Company FFO is a non-IFRS measure and is calculated as net income excluding the impact of depreciation and amortization, deferred income taxes, breakage and transaction costs, non-cash gains or losses and other items. When determining Company FFO, we include our proportionate share of Company FFO of equity accounted investments . Company FFO is further adjusted as Company EBITDA to exclude the impact of realized disposition gains (losses), interest expense, current income taxes, and realized disposition gain, current income taxes and interest expenses related to equity accounted investments. Company EBITDA and Company FFO are presented net to unitholders. For further information on Company FFO and Company EBITDA see the “Reconciliation of Non IFRS Measures” section of the MD&A.

Pursuant to our Master Services Agreement, we pay Brookfield a quarterly base management fee equal to 0.3125% (1.25% annually) of our market value, plus third party recourse debt (debt with recourse to Brookfield Business Partners), net of cash held by corporate entities. The management fee for the three and nine months ended September 30, 2017 were $9 million and $22 million respectively. General and administrative costs relate to corporate expenses, including audit and other expenses.
The partnership entered into a Deposit Agreement with Brookfield whereby it may place funds on deposit of up to $250 million with Brookfield, with any additional funds on deposit requiring the approval of the Board of Directors. The deposit balance is due on demand and earns an agreed upon rate of interest based on market terms. As at September 30, 2017, the amount of the deposit was $388 million and was included in cash and cash equivalents.
Reconciliation of Non-IFRS Measures
Company FFO
To measure our performance, amongst other measures, we focus on Company FFO. We define Company FFO as net income excluding the impact of depreciation and amortization, deferred income taxes, breakage and transaction costs, non-cash valuation gains or losses and other items. Company FFO is presented net to unitholders, or net to the parent company. Company FFO is a measure of operating performance that is not calculated in accordance with, and does not have any standardized meaning prescribed by, IFRS. Company FFO is therefore unlikely to be comparable to similar measures presented by other issuers. Company FFO has the following limitations as an analytical tool:

•
Company FFO does not include depreciation and amortization expense; because we own capital assets with finite lives, depreciation and amortization expense recognizes the fact that we must maintain or replace our asset base in order to preserve our revenue generating capability;

•	Company FFO does not include deferred income taxes, which may become payable if we own our assets for a long period of time; and

•	Company FFO does not include any non-cash fair value adjustments or mark-to-market adjustments recorded to net income.
Because of these limitations, Company FFO should not be considered as the sole measure of our performance and should not be considered in isolation from, or as a substitute for, analysis of our results as reported under IFRS. However, Company FFO is a key measure that we use to evaluate the performance of our operations.
When viewed with our IFRS results, we believe that Company FFO provides a more complete understanding of factors and trends affecting our underlying operations, including the impact of borrowing. Company FFO allows us to evaluate our businesses on the basis of cash return on invested capital by removing the effect of non-cash and other items. We add back depreciation and amortization as the depreciated cost base of our assets is reflected in the ultimate realized disposition gain or loss on disposal. We add back deferred income taxes because we do not believe this item reflects the present value of the actual cash tax obligations we will be required to pay, particularly if our operations are held for a long period of time. We add back non-cash

25

valuation gains or losses recorded in net income as these are non-cash in nature and indicate a point in time approximation of value on long-term items. We also add back breakage and transaction costs as they are capital in nature.
Company EBITDA
We also use Company EBITDA as a measure of performance. We define Company EBITDA as Company FFO excluding the impact of realized disposition gains, interest expense, current income taxes, realized disposition gains, current income taxes and interest expense related to equity accounted investments. Company EBITDA is presented net to unitholders, or net to the parent company.
The following table reconciles Company EBITDA and Company FFO to net income attributable to unitholders for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
(US$ Millions)	2017	2016	2017	2016
Revenues	$7,640	$2,043	$14,444	$5,728
Direct operating costs	(7,295)	(1,889)	(13,842)	(5,322)
General and administrative expenses	(95)	(70)	(233)	(197)
Equity accounted investment Company EBITDA (1)	22	43	64	151
Company EBITDA attributable to others (2)	(187)	(67)	(301)	(183)
Company EBITDA	$85	$60	$132	$177
Realized disposition gain (loss), net (4)	(37)	29	244	57
Interest expense	(66)	(24)	(135)	(71)
Equity accounted current taxes and interest (1)	(2)	(4)	(4)	(15)
Current income taxes	(19)	(8)	(19)	(18)
Company FFO attributable to others (2)	85	(3)	(34)	15
Company FFO	$46	$50	$184	$145
Depreciation and amortization	(109)	(71)	(262)	(219)
Realized disposition (gain)/loss recorded in prior periods (4)	23	—	23	—
Impairment expense, net	—	—	(30)	(106)
Other income (expenses), net	(41)	11	(36)	(20)
Deferred income taxes	6	3	6	25
Non-cash items attributable to equity accounted investments (1)	17	(11)	1	(61)
Non-cash items attributable to others (2)	67	38	183	218
Net income attributable to unitholders (3)	$9	$20	$69	$(18)
____________________________________

(1)
The sum of these amounts equates to equity accounted income of $37 million, and $61 million, as per our IFRS statement of operating results for the three and nine months ended September 30, 2017, respectively, and equity accounted income of $28 million, and $75 million, for the three and nine months ended September 30, 2016, respectively.

(2)
Total cash and non-cash items attributable to the interest of others equals net gain of $35 million, and $152 million, as per our IFRS statement of operating results for the three and nine months ended September 30, 2017, respectively, and net gain of $32 million and net loss of $50 million, for the three and nine months ended September 30, 2016, respectively.

(3)	Attributable to LP unitholders, GP unitholders, Redemption-Exchange unitholders, and Special LP unitholders post spin-off, and to parent company prior to the spin-off.

(4)
The sum of these amounts equate to realized disposition loss of $14 million and realized disposition gain of $267 million as per our IFRS statement of operating results for the three and nine months ended September 30, 2017, respectively.

26

The following table reconciles equity attributable to LP Units, GP Units, Redemption-Exchange Units, Preferred Shares and Special LP units to equity attributable to unitholders for the periods indicated:

(US$ Millions)	September 30, 2017	December 31, 2016
Limited partners	$1,641	$1,206
General partner	—	—
Non-controlling interests attributable to:
Redemption-Exchange Units, Preferred Shares and Special LP Units held by Brookfield	1,540	1,295
Equity attributable to unitholders	$3,181	$2,501

The following table presents equity attributable to unitholders by segment as at September 30, 2017 and December 31, 2016:

(US$ Millions)	Construction Services	Business Services	Energy	Industrial Operations	Corporate and Other	Total
September 30, 2017	$1,009	$371	$582	$653	$566	$3,181
December 31, 2016	$877	$357	$344	$372	$551	$2,501
Liquidity and Capital Resources
We manage our liquidity and capital requirements through cash flows from operations, opportunistically monetizing mature operations, refinancing existing debt and businesses and through the use of credit facilities. We aim to maintain sufficient financial liquidity to be able to meet our on-going operating requirements and to maintain a modest distribution.
Our principal liquidity needs for the remainder of the year include meeting debt service payments and funding recurring expenses, required capital expenditures, committed acquisitions and acquisition opportunities as they arise. In addition, an integral part of our strategy is to pursue acquisitions through Brookfield-led consortium arrangements with institutional investors or strategic partners, and to form partnerships to pursue acquisitions on a specialized or global basis. Brookfield has an established track record of leading such consortiums and partnerships and actively managing underlying assets to improve performance. The "Developments in Our Business" section of this MD&A details recent acquisitions completed by the partnership.
Our principal sources of liquidity are financial assets, undrawn credit facilities, cash flow from our operations and access to public and private capital markets. In September 2017, we issued approximately 13,340,000 LP Units to the public and approximately 6,945,000 Redemption-Exchange Units to Brookfield for aggregate gross proceeds of $600 million, before $8 million in equity issuance costs.
The following table presents borrowings by segment as at September 30, 2017 and December 31, 2016:

(US$ Millions)	Construction Services	Business Services	Energy	Industrial Operations	Corporate and Other	Total
September 30, 2017	$9	$1,438	$443	$1,772	$—	$3,662
December 31, 2016	$7	$472	$545	$527	$—	$1,551
As at September 30, 2017, the partnership had outstanding debt of $3,662 million compared to $1,551 million as at December 31, 2016. The borrowings consist of the following:

(US$ Millions)	September 30, 2017	December 31, 2016
Term loans and credit facilities	$1,902	$1,091
Project financing	668	—
Debentures	629	—
Securitization program	237	238
Senior notes	226	222
Total Borrowings	$3,662	$1,551

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The partnership has credit facilities within its operating businesses with major financial institutions. The credit facilities are primarily composed of revolving and term operating facilities with variable interest rates. At the operating level, we endeavor to maintain prudent levels of debt which can be serviced through on-going operations. On a consolidated basis, our operations had borrowings totaling $3,662 million as at September 30, 2017, compared to $1,551 million at December 31, 2016. The increase of $2,111 million was primarily due to the acquisitions of BRK Ambiental, Greenergy, and our fuel marketing business during the nine months ended September 30, 2017, which added approximately $1,346 million, $371 million, and $438 million of debt, respectively. The majority of debt in these businesses is project level financing, debentures with equity support agreements, and credit facilities.
We finance our assets principally at the operating company level with debt that generally is not recourse to either the partnership or to our other operations and is generally secured against assets within the respective operating companies. Moreover, debt instruments at the operating company level do not cross-accelerate or cross-default to debt at other operating companies. This debt is in the form of revolving lines of credit, term loans and debt securities with varying maturities, ranging from 1-22 years. The weighted average maturity at September 30, 2017 was 5.3 years and the weighted average interest rate on debt outstanding was 7.0%. As at September 30, 2017, the maximum borrowing capacity of our term loans and credit facilities at the operations and other subsidiaries level was $5.9 billion, of which $3.7 billion was drawn.
The use of the term loans and credit facilities is primarily related to on-going operations and capital expenditures, and to fund acquisitions. The interest rates charged on these facilities are based on market interest rates. These borrowings include customary covenants based on fixed charge coverage and debt-to-EBITDA ratios. Our operations are currently in compliance with or have obtained waivers related to all material covenant requirements of their term loans and credit facilities. In periods of difficult economic conditions, including challenging commodity pricing, we undertake proactive measures to avoid having any of our energy and industrial operations default under the terms of their facilities, including amending such debt instruments or, if necessary, seeking waivers from the lenders. Our ability to enter into an amendment or, if needed, obtain a waiver or otherwise refinance any such indebtedness depends on, among other things, the conditions of the capital markets and our financial conditions at such time.
One of our real estate services businesses has a securitization program under which it transfers an undivided co-ownership interest in eligible receivables on a fully serviced basis, for cash proceeds, at their fair value under the terms of the agreement. While the sale of the co-ownership interest is considered a legal sale, the partnership has determined that the asset derecognition criteria has not been met, as substantially all risk and rewards of ownership are not transferred. The program contains covenants related to maximum loss and default ratios (as defined by the agreement) and receivables turnover ratios as the debt is secured by the business' receivables. The partnership was in compliance with the covenants under the securitization program as at September 30, 2017.
Our graphite electrode manufacturing operation has senior unsecured notes that rank pari passu with all of its existing and future senior unsecured indebtedness. The indenture governing the senior notes contains customary covenants relating to limitations on liens and sale/leaseback transactions and we were in compliance with such covenants as at September 30, 2017. The senior notes bear interest at a rate of 6.375% per year, payable semi-annually in arrears and mature on November 15, 2020.
On June 20, 2016, we entered into a credit agreement with Brookfield providing for two, three-year revolving credit facilities. One constitutes an operating credit facility that permits borrowings of up to $200 million for working capital purposes and the other constitutes an acquisition facility that permits borrowings of up to $300 million for purposes of funding our acquisitions and investments. As at September 30, 2017, $nil has been drawn under these credit facilities. Subsequent to September 30, 2017, the two credit facilities were combined into one revolving credit facility that permits borrowings of up to $500 million.
Net proceeds above a specified threshold that are received by the borrowers from asset dispositions, debt incurrences or equity issuances by the borrowers or their subsidiaries must be used to pay down the acquisition facility (which can then be redrawn to fund future investments). Both credit facilities are available for an initial term of three years and are extendible at our option by two one-year renewals, subject to our paying an extension fee and being in compliance with the credit agreement.
The credit facilities are guaranteed by the partnership, and each direct wholly-owned (in terms of outstanding common equity) subsidiary of the partnership or the Holding LP, that is not otherwise a borrower. The credit facilities are available in U.S. or Canadian dollars, and advances are made by way of LIBOR, base rate, bankers' acceptance rate or prime rate loans. The $200 million operating facility bears interest at the specified LIBOR or bankers' acceptance rate plus 2.75%, or the specified base rate or prime rate plus 1.75%. The $300 million acquisition facility bears interest at the specified LIBOR or bankers' acceptance rate plus 3.75%, or the specified base rate or prime rate plus 2.75%.
The credit facilities require us to maintain a minimum deconsolidated net worth, and contain restrictions on the ability of the borrowers and the guarantors to, among other things, incur liens, engage in certain mergers and consolidations or enter into speculative hedging arrangements.

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In August 2016, we entered into a $150 million unsecured bilateral facility with a group of Canadian and American banks. The credit facility is available in U.S. or Canadian dollars, and advances bear interest at the specified LIBOR or bankers' acceptance rate plus 2.75%, or the specified base rate or prime rate plus 1.75%. This facility has a two-year term, with a one year extension and will be used for general corporate purposes. In May 2017, the credit facility’s maturity date was amended and extended by one year to 2019, effective August 2017. In August 2017, the credit facility was increased by $100 million to $250 million. The bilateral working capital facility requires us to maintain a minimum tangible net worth and to maintain debt to capitalization ratios at the corporate level. As at September 30, 2017 there was $nil drawn on this facility.
The table below outlines the partnership's consolidated net debt to capitalization as at September 30, 2017 and December 31, 2016:

(US$ Millions)	September 30, 2017	December 31, 2016
Borrowings	$3,662	$1,551
Cash and cash equivalents	(1,573)	(1,050)
Net debt	2,089	501
Total equity	6,031	4,038
Total capital and net debt	$8,120	$4,539
Net debt to capitalization ratio	25.7%	11.0%
The partnership's general partner has implemented a distribution policy pursuant to which we intend to make quarterly cash distributions in an initial amount currently anticipated to be approximately $0.25 per unit on an annualized basis.
On November 3, 2017, the Board of Directors of the partnership's general partner declared a dividend of $0.0625 per unit payable on December 29, 2017 to unitholders of record as at the close of business on November 30, 2017. In addition, on November 3, 2017, the Board of Directors, on behalf of the partnership, in its capacity as the general partner of Brookfield Business L.P. ("Holding LP"), declared a dividend of $17.25 million per Special LP unit of Holding LP, payable on December 29, 2017. This amount represents the payment to Brookfield of an incentive distribution of approximately $69 million, based on the volume weighted average price of $29.34 (exceeding the price incentive distribution threshold of $26.17/unit) and the time weighted average of 108.9 million units outstanding for the quarter. Going forward, the incentive distribution threshold is $29.34/unit.
Cash Flow
We believe that we currently have sufficient access to capital resources and will continue to use our available capital resources to fund our operations. Our future capital resources include cash flow from operations, borrowings and proceeds from potential future debt issues or equity offerings, if required.
As at September 30, 2017, we had cash and cash equivalents of $1,573 million, compared to $1,050 million as at December 31, 2016. The net cash flows for the nine months ended September 30, 2017 and 2016 were as follows:

	Nine Months Ended September 30,
(US$ Millions)	2017	2016
Cash flows provided by operating activities	$380	$165
Cash flows provided by (used in) investing activities	(1,393)	(92)
Cash flows provided by (used in) financing activities	1,519	301
Effect of foreign exchange rates on cash	17	—
	$523	$374
Cash Flow Provided by Operating Activities
Total cash flow provided by operating activities for the nine months ended September 30, 2017 was $380 million compared to $165 million provided for the nine months ended September 30, 2016. The cash provided by operating activities during the nine months ended September 30, 2017 was primarily attributable to the contribution from Greenergy and BRK Ambiental, which were acquired during the second quarter of 2017, as well as increased activity in our construction services and graphite electrode manufacturing businesses.

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Cash Flow Provided by (Used in) Investing Activities
Total cash flow used in investing activities was $1,393 million for the nine months ended September 30, 2017, compared to $92 million used during the nine months ended September 30, 2016. Our investing activities were primarily related to the acquisitions within our business services and industrial operations segments offset by the disposition of our bath and shower products manufacturing business, the disposition of Insignia Energy in our energy segment, as well as the sale of public investment securities in our energy and business services segments.
Cash Flow Provided by (Used in) Financing Activities
Total cash flow provided by financing activities was $1,519 million for the nine months ended September 30, 2017, compared to $301 million cash flow provided by financing activities for the nine months ended September 30, 2016. During the nine months ended September 30, 2017, our borrowings, net of repayments, were $655 million, and capital provided by others who have interests in our operating subsidiaries, net of distributions, was $318 million. In addition, in September 2017, we issued limited partnership units and redemption exchange units of Holding LP in exchange for gross proceeds of approximately $600 million, before $8 million in equity issuance costs. During the nine months ended September 30, 2017. $21 million was distributed to limited partners and redemption-exchange unitholders and $25 million was distributed to Special LP unitholders.
Off Balance Sheet Arrangements
In the normal course of operations our operating subsidiaries have bank guarantees, insurance bonds and letters of credit outstanding to third parties. As at September 30, 2017, the total outstanding amount was approximately $1.7 billion. If these letters of credit or bonds are drawn upon, we will be obligated to reimburse the issuer of the letter of credit or bonds. The partnership does not conduct its operations, other than those of equity accounted investments, through entities that are not consolidated in the financial statements, and has not guaranteed or otherwise contractually committed to support any material financial obligations not reflected in the financial statements.
Our construction businesses and other operations are called upon to give, in the ordinary course of business, guarantees and indemnities in respect of the performance of controlled entities, associates and related parties of their contractual obligations. Any known losses have been brought to account.
From time to time, we may be contingently liable with respect to litigation and claims that arise in the normal course of operations. On July 3, 2017 at our construction business, a customer called on our advance payment bank guarantee, for an amount of approximately $32 million associated with a project in the Middle East. The partnership does not believe this is justified and is pursuing litigation. No provision has been recorded at this point in time, as the amount cannot be measured and is not probable.
Financial Instruments — Foreign Currency Hedging Strategy
To the extent that it is economical to do so, the partnership's strategy is to hedge a portion of its equity investments and/or cash flows exposed to foreign currencies. The partnerships foreign currency hedging strategy includes leveraging any natural hedges that may exist within the operations, utilizing local currency debt financing to the extent possible, and utilizing derivative contracts to the extent that natural hedges are insufficient.
The following table presents our hedged position in foreign currencies as at September 30, 2017:

	Net Investment Hedges
(US$ Millions)	USD	CAD	AUD	BRL	GBP	EUR	Other
Net Equity	$1,139	$580	$534	$387	$436	$61	$44
FX Contracts — US$	663	(244)	(401)	—	(18)	—	—
As at September 30, 2017, we had hedges in place equal to approximately 32% of our net equity investment in foreign currencies. Our primary unhedged exposure relates to our Brazilian Real investment and some of our Canadian operations where natural hedges exist within the businesses. For the three and nine months ended September 30, 2017, we recorded a loss in comprehensive income of $31 million and $77 million, respectively, related to these contracts.

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Contractual Obligations
In the ordinary course of business, we enter into contractual arrangements that may require future cash payments. The table below outlines our contractual obligations as at September 30, 2017:

	Payments as at September 30, 2017
(US$ Millions)	Total	Less than One Year	One-Two Years	Three-Five Years	Thereafter
Borrowings	$3,679	$822	$1,057	$1,100	$700
Finance lease obligations	19	10	6	3	—
Operating leases	583	89	71	149	274
Interest expense	79	35	22	22	—
Decommissioning liabilities	945	6	3	10	926
Pension obligations	121	8	12	36	65
Obligations under agreements	194	32	26	71	65
Total	$5,620	$1,002	$1,197	$1,391	$2,030
Related Party Transactions
We entered into a number of related party transactions with Brookfield as described in Note 17 in the interim financial statements.
Subsequent Events
Subsequent to September 30, 2017, the partnership was party to a number of subsequent events as described in Note 24 in the interim financial statements.
Critical Accounting Policies, Estimates and Judgments
The preparation of financial statements requires management to make critical judgments, estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses that are not readily apparent from other sources, during the reporting period. These estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.
The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.
Critical judgments made by management and utilized in the normal course of preparing the interim financial statements are outlined below.
For further reference on accounting policies, critical judgments and estimates, see our significant accounting policies contained in Note 2 of our annual audited consolidated financial statements as at December 31, 2016 and 2015 and for the years ended December 31, 2016, 2015 and 2014.
Business Combinations
The partnership accounts for business combinations using the acquisition method of accounting. The allocation of fair values to assets acquired and liabilities assumed through an acquisition requires numerous estimates that affect the valuation of certain assets and liabilities acquired including discount rates, operating costs, revenue estimates, commodity prices, future capital costs and other factors. The determination of the fair values may remain provisional for up to 12 months from the date of acquisition due to the time required to obtain independent valuations of individual assets and to complete assessments of provisions. When the accounting for a business combination has not been completed as at the reporting date, this is disclosed in the financial statements, including observations on the estimates and judgments made as at the reporting date.
Determination of Control
We consolidate an investee when we control the investee, with control existing if and only if we have power over the investee; exposure, or rights, to variable returns from our involvement with the investee; and the ability to use our power over the investee to affect the amount of the partnership's returns.

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In determining if we have power over an investee, we make judgments when identifying which activities of the investee are relevant in significantly affecting returns of the investee and the extent of our existing rights that give us the current ability to direct the relevant activities of the investee. We also make judgments as to the amount of potential voting rights which provides us voting powers, the existence of contractual relationships that provide us voting power and the ability to appoint directors. We enter into voting agreements to provide the partnership with the ability to contractually direct the relevant activities of the investee (formally referred to as "power" within IFRS 10, Consolidated Financial Statements). In assessing if we have exposure, or rights, to variable returns from our involvement with the investee we make judgments concerning whether returns from an investee are variable and how variable those returns are on the basis of the substance of the arrangement, the size of those returns and the size of those returns relative to others, particularly in circumstances where our voting interest differs from our ownership interest in an investee. In determining if we have the ability to use our power over the investee to affect the amount of our returns we make judgments when we are an investor as to whether we are a principal or agent and whether another entity with decision-making rights is acting as an agent for us. If we determine that we are acting as an agent, as opposed to principal, we do not control the investee.
Common Control Transactions
IFRS 3, Business Combinations, does not include specific measurement guidance for transfers of businesses or subsidiaries between entities under common control. Accordingly, the partnership has developed an accounting policy to account for such transactions taking into consideration other guidance in the IFRS framework and pronouncements of other standard-setting bodies. The partnership's policy is to record assets and liabilities recognized as a result of transactions between entities under common control at the carrying values in the transferor's financial statements.
Indicators of Impairment
Judgment is applied when determining whether indicators of impairment exist when assessing the carrying values of the partnership's assets, including the determination of the partnership's ability to hold financial assets; the estimation of a cash generating unit's future revenues and direct costs; and the determination of discount rates, and when an asset's carrying value is above the value derived using publicly traded prices which are quoted in a liquid market.
For some of our assets forecasting the recoverability and economic viability of property and equipment requires an estimate of reserves. The process for estimating reserves is complex and requires significant interpretation and judgment. It is affected by economic conditions, production, operating and development activities, and is performed using available geological, geophysical, engineering and economic data.
Revenue Recognition
Certain of the partnership's subsidiaries use the percentage-of-completion method to account for their contract revenue. The stage of completion is measured by reference to actual costs incurred to date as a percentage of estimated total costs for each contract. Significant assumptions are required to estimate the total contract costs and the recoverable variation works that affect the stage of completion and the contract revenue respectively. In making these estimates, management has relied on past experience or where necessary, the work of experts.
Revenue from the sale of goods in our UK road fuel service operation represents net invoiced sales of fuel products and RTFO certificates, excluding value added taxes but including excise duty, which has been assessed to be a production tax and recorded as part of consideration received. Revenue is recognized at the point that title passes to the customer.
Financial Instruments
Judgments inherent in accounting policies relating to derivative financial instruments relate to applying the criteria to the assessment of the effectiveness of hedging relationships. Estimates and assumptions used in determining the fair value of financial instruments are: equity and commodity prices; future interest rates; the credit worthiness of our partnership relative to its counterparties; the credit risk of the partnership's counterparties; estimated future cash flows; discount rates and volatility utilized in option valuations.
Decommissioning Liabilities
Decommissioning costs will be incurred at the end of the operating life of some of our oil and gas facilities and mining properties. These obligations are typically many years in the future and require judgment to estimate. The estimate of decommissioning costs can vary in response to many factors including changes in relevant legal regulatory, and environmental requirements, the emergence of new restoration techniques or experience at other production sites. Inherent in the calculations of these costs are assumptions and estimates including the ultimate settlement amounts, inflation factors, discount rates, and timing of settlements.

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Oil and Gas Properties
The process of estimating the partnership's proved and probable oil and gas reserves requires significant judgment and estimates. Factors such as the availability of geological and engineering data, reservoir performance data, acquisition and divestment activity, drilling of new wells, development costs and commodity prices all impact the determination of the partnership's estimates of its oil and gas reserves. Future development costs are based on estimated proved and probable reserves and include estimates for the cost of drilling, completing and tie in of the proved undeveloped and probable additional reserves and may vary based on geography, geology, depth, and complexity. Any changes in these estimates are accounted for on a prospective basis. Oil and natural gas reserves also have a direct impact on the assessment of the recoverability of asset carrying values reported in the financial statements.
Other
Other estimates and assumptions utilized in the preparation of the partnership's financial statements are: the assessment or determination of recoverable amounts; depreciation and amortization rates and useful lives; estimation of recoverable amounts of cash generating units for impairment assessments of goodwill and intangible assets; and ability to utilize tax losses and other tax measurements.
Other critical judgments include the determination of functional currency.
Controls and Procedures
No changes were made in our internal control over financial reporting during the quarter ended September 30, 2017 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.
Excluded from our evaluation were controls over financial reporting at BRK Ambiental, for which control was acquired on April 25, 2017; Greenergy Fuels Holdings Ltd., for which control was acquired on May 10, 2017; and our fuel marketing business, for which control was acquired on July 17, 2017. The financial statements of these entities constitute 45% of total assets, 29% of net assets, 58% of revenue and 13.5% of net income of the consolidated financial statements of our partnership as of and for the nine month period ending September 30, 2017.
Future Changes in Accounting Policies
Revenue from Contracts with Customers
IFRS 15, Revenue from Contracts with Customers ("IFRS 15") specifies how and when revenue should be recognized as well as requiring more informative and relevant disclosures. IFRS 15 also requires additional disclosures about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts. IFRS 15 supersedes IAS 18, Revenue, IAS 11, Construction Contracts and a number of revenue-related interpretations. IFRS 15 applies to nearly all contracts with customers: the main exceptions are leases, financial instruments and insurance contracts. IFRS 15 must be applied for periods beginning on or after January 1, 2018 with early application permitted. The partnership has developed a detailed transition plan to implement IFRS 15. The partnership has substantially completed the assessment phase and the impact assessment. We are progressing as planned for the implementation of the standard.
The partnership has concluded on a preliminary basis to use the modified retrospective approach on transition date, in which a cumulative catch-up adjustment will be recorded through opening equity as of January 1, 2018 upon initial adoption. No material adjustments required upon adoption have been noted to date, however further technical analysis and quantitative assessments are required to conclude on the overall impact. The partnership continues to evaluate the overall impact of IFRS 15 on the consolidated financial statements.
Financial Instruments
In July 2014, the IASB issued the final publication of IFRS 9, Financial Instruments ("IFRS 9") superseding the current IAS 39, Financial Instruments: Recognition and Measurement. IFRS 9 establishes principles for the financial reporting of financial assets and financial liabilities that will present relevant and useful information to users of financial statements for their assessment of the amounts, timing and uncertainty of an entity's future cash flows. This new standard also includes a new general hedge accounting standard which will align hedge accounting more closely with an entity's risk management activities. It does not fully change the types of hedging relationships or the requirement to measure and recognize ineffectiveness, however, it will provide more hedging strategies that are used for risk management to qualify for hedge accounting and introduce greater judgment to assess the effectiveness of a hedging relationship. IFRS 9 has a mandatory effective date for annual periods beginning on or after January 1, 2018 with early adoption permitted. The partnership has developed a detailed transition plan to implement IFRS 9. The partnership is at the assessment phase and has compiled an inventory of all of its financial instruments. To date, management has participated in strategic planning sessions with its subsidiaries and associates. The partnership has completed the issue identification

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phase of the transition project and is currently quantifying the impact. No material adjustments required upon adoption have been noted to date; however, further technical analysis and quantitative assessments are required to conclude on the overall impact. Management continues to evaluate the overall impact of IFRS 9 on the consolidated financial statements.
Leases
IFRS 16, Leases, ("IFRS 16") provides a single lessee accounting model, requiring recognition of assets and liabilities for all leases, unless the lease term is shorter than 12 months or the underlying asset has a low value. IFRS 16 supersedes IAS 17, Leases, and its related interpretative guidance. IFRS 16 must be applied for periods beginning on or after January 1, 2019 with early adoption permitted if IFRS 15 has also been adopted. The partnership is currently evaluating the impact of IFRS 16 on its consolidated financial statements.

IFRIC 22 Foreign Currency Transactions (“IFRIC 22”)
In December 2016, the IASB issued IFRIC 22, effective for annual periods beginning on or after January 1, 2018. The interpretation clarifies that the date of the transaction for the purpose of determining the exchange rate to use on initial recognition of the related asset, expense or income (or part of it) is the date on which an entity initially recognizes the non-monetary asset or non-monetary liability arising from the payment or receipt of advance consideration. The Interpretation may be applied either retrospectively or prospectively. The partnership is evaluating the impact of IFRIC 22 on its consolidated financial statements, including the adoption method.

IFRIC 23 Uncertainty over Income Tax Treatments (“IFRIC 23”)
In June 2017, the IASB published IFRIC 23, effective for annual periods beginning on or after January 1, 2019. The interpretation requires an entity to assess whether it is probable that a tax authority will accept an uncertain tax treatment used, or proposed to be used, by an entity in its income tax filings and to exercise judgment in determining whether each tax treatment should be considered independently or whether some tax treatments should be considered together. The decision should be based on which approach provides better predictions of the resolution of the uncertainty. An entity also has to consider whether it is probable that the relevant authority will accept each tax treatment, or group of tax treatments, assuming that the taxation authority with the right to examine any amounts reported to it will examine those amounts and will have full knowledge of all relevant information when doing so. The interpretation may be applied on either a fully retrospective basis or a modified retrospective basis without restatement of comparative information. The partnership haven’t stated evaluating the impact of IFRIC 23 on its consolidated financial statements yet.
New Accounting Policies Adopted
Income taxes
In January 2016, the IASB issued certain amendments to IAS 12, Income Taxes, to clarify the accounting for deferred tax assets for unrealized losses on debt instruments measured at fair value. A deductible temporary difference arises when the carrying amount of the debt instrument measured at fair value is less than the cost for tax purposes, irrespective of whether the debt instrument is held for sale or held to maturity. The recognition of the deferred tax asset that arises from this deductible temporary difference is considered in combination with other deferred taxes applying local tax law restrictions where applicable. In addition, when estimating future taxable profits, consideration can be given to recovering more than the asset's carrying amount where probable. These amendments are effective for periods beginning on or after January 1, 2017 with early application permitted. These amendments did not have a significant impact on the unaudited interim condensed consolidated financial statements.
Disclosures — Statement of cash flows
In January 2016, the IASB issued the amendments to IAS 7, Statement of Cash Flows, effective for annual periods beginning January 1, 2017. The IASB requires that the following changes in liabilities arising from financing activities are disclosed (to the extent necessary): (i) changes from financing cash flows; (ii) changes arising from obtaining or losing control of subsidiaries or other businesses; (iii) the effect of changes in foreign exchange rates; (iv) changes in fair values; and (v) other changes. These amendments will be applied to the annual consolidated financial statements with no comparatives required.
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Exhibit 99.1

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UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF BROOKFIELD BUSINESS PARTNERS L.P.
INDEX TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF BROOKFIELD BUSINESS PARTNERS L.P.
BROOKFIELD BUSINESS PARTNERS L.P. UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
BROOKFIELD BUSINESS PARTNERS L.P. UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATING RESULTS
BROOKFIELD BUSINESS PARTNERS L.P. UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
BROOKFIELD BUSINESS PARTNERS L.P. UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS As at March 31, 2017 and December 31, 2016 and for the three months ended March 31, 2017 and 2016
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

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